UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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KENNEDY-WILSON HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KENNEDY WILSON NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

April 29, 2021

Dear Fellow Stockholder,

I cordially invite you to attend the 2021 annual meeting of stockholders of Kennedy-Wilson Holdings, Inc., to be held on Thursday, June 10, 2021, at 9:00 a.m. Pacific Time (the “Annual Meeting”). Due to the ongoing public health impact of the COVID-19 pandemic, and to support the health and well-being of our stockholders and employees, this year’s Annual Meeting will again be a completely virtual meeting of stockholders, conducted via live webcast.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting and details of how you can attend the meeting virtually. We ask that you review these materials carefully.

We hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is extremely important to us and our business. We are pleased to offer multiple options for voting your shares. You may vote via the Internet, by mail, or during the meeting as described in the accompanying proxy statement.

Thank you for your continued support of Kennedy Wilson.

All the very best,

William J. McMorrow

Chairman and Chief Executive Officer

Kennedy Wilson / Proxy Statement 2021 /   1

KENNEDY-WILSON HOLDINGS, INC.

151 S. El Camino Drive

Beverly Hills, California 90212

(310) 887-6400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF KENNEDY-WILSON HOLDINGS, INC.:

The Annual Meeting of the Stockholders of Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), will be held on June 10, 2021, at 9:00 a.m. Pacific Time (the “Annual Meeting”) and will be a completely virtual meeting of stockholders, conducted via live webcast at https://www.cstproxy.com/kennedywilson/2021, for the following purposes:

To elect four (4) directors to the Board of Directors of the Company to serve for a three-year term and until their successors are duly elected and qualified.	To vote on an advisory, nonbinding proposal to approve the compensation of the Company’s named executive officers.	To ratify the appointment of KPMG LLP as our independent registered accounting firm for the 2021 fiscal year.	To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record of the Company’s common stock at the close of business on April 23, 2021 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. To attend the Annual Meeting, stockholders of record will need to register to attend at https://www.cstproxy.com/kennedywilson/2021 beginning at 8:00 a.m. on June 7, 2021. Stockholders of record will need the 12-digit control number included on their proxy card or Notice of Internet Availability to register. Street name stockholders must first contact their broker or bank and receive a legal proxy and, after it is received, contact the Company’s transfer agent, Continental Stock Transfer, to obtain a meeting control number to register. Continental Stock Transfer can be reached via email at proxy@continentalstock.com or by phone at (917) 262-2373. Continental will require a copy of the legal proxy. To ensure receipt of a meeting control number in time, stockholders should contact Continental Stock Transfer no later than Monday, June 7, 2021. Stockholders that have obtained a legal proxy from their broker or bank without previously voting their shares will only be able to vote their shares through the link on the virtual meeting site. A list of the stockholders entitled to vote at the meeting may be examined at the Company’s office at 151 S. El Camino Drive, Beverly Hills, California during the 10-day period preceding the Annual Meeting.

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All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to vote your shares online or sign, date and return the enclosed proxy promptly, or otherwise follow the instructions contained in this proxy statement. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. If you received this proxy statement in the mail, a return envelope is enclosed for your convenience.

We are pleased to use the rules of the SEC that allow us to furnish our proxy materials over the Internet. As a result, we are mailing our stockholders a Notice of Internet Availability instead of paper copies of our Proxy Statement and 2020 Annual Report. The Notice of Internet Availability contains instructions on how to access these documents via the Internet. The Notice of Internet Availability also contains instructions on how you can receive a paper copy of our proxy materials, including this proxy statement, our 2020 Annual Report and a proxy card. Stockholders who request paper copies of proxy materials will receive them by mail. This process will conserve natural resources and reduce the costs of printing and distributing our proxy materials to our stockholders.

By Order of the Board of Directors,

In Ku Lee

Senior Vice President, Deputy General Counsel and Secretary

Dated: April 29, 2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 10, 2021.

Full copies of the proxy statement, the proxy card and the annual report are available on the Internet at ir.kennedywilson.com. If you wish to receive a printed copy of the proxy materials, please follow the instructions set forth in the Notice of Internet Availability. Additional copies may be requested by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212 or (310) 887-6400.

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Table of Contents

Questions and Answers About the Annual Meeting	8
Proposal 1 Election of Directors	12
Directors and Executive Officers	13
Director Compensation	20
Corporate Governance and Board Matters	21
ESG at Kennedy Wilson: A Commitment to Responsible Investing and Operations	26
Executive Compensation	30
Compensation Committee Report	57
Proposal 2 Advisory Vote on Executive Compensation (“Say-On-Pay Vote”)	70
Proposal 3 Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm	72
Audit Committee Report	74
Security Ownership of Management and Certain Beneficial Owners	75
Certain Relationships and Related Transactions	77
Other Matters	78
Appendix A Certain Definitions and Reconciliation of Non-GAAP Financial Measures	80

4 / Kennedy Wilson / Proxy Statement 2021

Table of Contents Questions and Answers About the Annual Meeting 8 1 Proposal 1 Election of Directors 5 Directors and Executive Officers 6 Director Compensation 12 Corporate Governance and Board Matters 13 ESG at Kennedy Wilson: A Commitment to Responsible Investing and Operations 18 Executive Compensation 22 Compensation Committee Report 49 Proposal 2 Advisory Vote on Executive Compensation (“Say-On-Pay Vote”) 63 Proposal 3 Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm 65 Audit Committee Report 67 Security Ownership of Management and Certain Beneficial Owners 68 Certain Relationships and Related Transactions 71 Other Matters 72 Appendix A Certain Definitions and Reconciliation of Non-GAAP Financial Measures 74 4 Kennedy Wilson / Proxy Statement 2020

PROXY SUMMARY

Proposal Roadmap

The following proposals will be voted on at the Annual Meeting of the Stockholders:

	Board	For More
Proposal	Recommendation	Information

Proposal No. 1: Election of Directors	For each director	Page 12
To elect four (4) directors to the Board of Directors of the Company to serve for a three-year term and until their respective successors are duly elected and qualified

Proposal No. 2: Say-on-Pay Vote	For	Page 70
To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers

Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm	For	Page 72
To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2021 fiscal year

Kennedy Wilson / Proxy Statement 2021 /   5

PROXY SUMMARY

2020 Business Highlights

In 2020, Kennedy Wilson continued to deliver across key financial and operational metrics for another strong performance year under the leadership of our Board of Directors and management team during a year full of considerable challenges on a global scale stemming from the Covid-19 pandemic. Fee-bearing capital growth in 2020, as a result of new partnerships and the expansion of existing relationships and asset sales that generated significant gains for the Company were key to achieving meaningful financial results and positioning the Company for long-term success. The Company also managed an impressive level of rent collections while maintaining strong occupancy across our diverse global multifamily and office portfolio. 2020 business highlights include:

SIGNIFICANT PERFORMANCE AND PROVEN EXECUTION OF KENNEDY WILSON STRATEGY* Strong Property Performance 95.2% Multifamily Occupancy(1) 94.2% Office Occupancy(1) 96.% Rent Collections(2) New Real Estate Debt Platform $2 Billion Real Estate Debt Platform with Fairfax Financial New Urban Logistics Platform $1 Billion Joint Venture with GIC in the UK Fee-Bearing Capital Growth +$2.2B Pipeline of additional non-discretionary fee-bearing capital to be deployed Fee-Bearing Capital (in billions) 33% CAGR $2.2 $3.0 $3.9 2018 2019 2020 Significant Transactional Activity $2.3 Billion of Investment Transactions(3) Generating $326mm Gains on Sale and $794mm of Cash Generated to KW $500mm $1.31 5.0% 10 Share buyback program expanded from $250mm in November 2020 per share returned to stockholders through common dividends and share repurchases, equating to $185mm in total Dividend Growth in 2020 Consecutive Years of Dividend Growth (21% CAGR) * See “2020 Financial Performance Results” on page 32 for additional performance details. 1 Percentage occupancy based on weighted average for the quarter ended December 31, 2020 at our share. 2 Represents rent collection across our global investment portfolio for the year ended December 31, 2020 rents as of February 18, 2021 3 Includes acquisition of $1.1 billion of assets (our share of which was $242.0 million) and sale of $1.2 billion of assets (our share of which was $983.6 million) Sustained Long-Term Total Shareholder Return (“TSR”) Outperformance Relative to Peer Group and World Real Estate Index* KW TSR +18.3% +137.8% Three-Year Ten-Year Executive Compensation Peer Group Outperformed by +22.5% Outperformed by +54.8% MSCI World Real Estate Index Outperformed by +6.2% Outperformed by +41.3%

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PROXY SUMMARY

Executive Compensation Highlights

Kennedy Wilson is a dynamic real estate investment company with a unique and global business model that includes both a balance sheet portfolio and an investment management platform. Our executive compensation program is designed to attract and retain high caliber executives who are capable of managing our sophisticated business model and global operations. The Compensation Committee is committed to (i) evaluating and updating our executive compensation and corporate governance practices based on its continual review of current market practices and governance trends, and (ii) ensuring that the program drives and rewards operational and financial performance that leads to strategic growth while providing significant alignment with our stockholders.

We believe the current structure is strongly aligned with the long-term interests of the Company’s stockholders, demonstrates pay-for-performance alignment and reflects a program that is well-aligned with the best market practices, as highlighted below:

•

Each element of compensation is determined based on thoughtful consideration by the Compensation Committee and is designed so that the program in totality supports our strategic business plan and motivates management to drive long-term value creation for our stockholders. The effectiveness and alignment of our compensation program is demonstrated by our market leading TSR performance and exceptional stockholder support of our 2020 say-on- pay vote.

•	Approximately 82% of our named executive officers’ compensation is variable and directly tied to the achievement of operational, financial and/or stock price performance.

•

The majority of compensation is comprised of equity awards that are subject to the same stock price fluctuations as our stockholders. Additionally, all of our stock grants require our named executive officers to hold shares for an additional three years following the vesting date to reinforce our commitment to aligning our named executive officers’ interests with those of our stockholders.

•	We generally held total compensation opportunities flat in 2020.

•

We continually review and adjust our program to ensure best practices are maintained, which has recently included increasing the equity award allocation to 80% performance-based awards, enhancing disclosure to provide additional pay transparency and incorporating additional governance features (broadened the clawback policy and increased director ownership policy).

Strong Support for Our Executive

Compensation Program

At our 2020 annual meeting, 98% of votes cast were voted in favor of our say-on-pay vote, which strongly affirms our stockholders’ support of our approach to executive compensation. During 2020, the Compensation Committee remained committed to maintaining a pay-for-performance compensation structure that promoted our stockholders’ best interests while continuing to make enhancements to further align our compensation program with best practices.

98% Support

Kennedy Wilson / Proxy Statement 2021 /   7

PROXY STATEMENT

This Proxy Statement is being made available to stockholders of Kennedy-Wilson Holdings, Inc. (“we,” “us,” “our,” “Kennedy Wilson” or the “Company”) on or about April 29, 2021, and is furnished in connection with the solicitation of proxies by the Board of Directors of Kennedy Wilson for use at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Kennedy Wilson to be held on Thursday, June 10, 2021 at 9:00 a.m. Pacific Time. This year’s Annual Meeting will be a completely virtual meeting of stockholders, conducted via live webcast at https://www.cstproxy.com/ kennedywilson/2021 and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares as of the close of business on April 23, 2021 (the “Record Date”). Persons who are not stockholders of record as of the close of business on the Record Date will not be allowed to vote at the Annual Meeting. As of the close of business on the Record Date, a total of 140,826,089 shares of common stock were outstanding and are entitled to vote at the Annual Meeting.

Each share of common stock is entitled to one (1) vote on matters presented at the Annual Meeting. Holders of shares of Series A Preferred Stock are entitled to vote with the shares of common stock as a single class, and not as a separate class, on an as-converted basis. As of the close of business on the Record Date, the outstanding shares of Series A Preferred Stock were convertible into, and the holders thereof are entitled to vote in respect of, a total of 12,000,000 shares of common stock. Including the voting rights of the Series A Preferred Stock, as of the close of business on the Record Date, a total of 152,826,089 shares of common stock were outstanding, or underlying the Series A Preferred Stock, and entitled to vote at the Annual Meeting.

What am I voting on?

Proposal No. 1: To elect four (4) directors to the Board of Directors of the Company to serve for a three-year term and until their successors are duly elected and qualified.

Proposal No. 2: To vote on a non-binding advisory proposal to approve the compensation of the Company’s named executive officers.

Proposal No. 3: To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2021 fiscal year.

Why are you making these materials available over the Internet rather than mailing them?

Under the notice and access rules of the SEC, we are furnishing proxy materials to our stockholders on the Internet rather than mailing printed copies of those materials to each stockholder. This will help us conserve natural resources and save postage, printing and processing costs. If you received a Notice of Internet Availability of proxy materials by mail, you will not receive a printed copy of our proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how to (1) access and review our proxy materials on the Internet and (2) access your proxy card to vote on the Internet. We anticipate that we will mail the Notice of Internet Availability to our stockholders on or about April 29, 2021.

Our proxy materials are available online at https://www.cstproxy.com/kennedywilson/2021.

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How can I have printed copies of the proxy materials mailed to me?

Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability of proxy materials. Alternatively, you may request a paper copy the by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212 or (310) 887-6400.

How do I vote by proxy?

If you hold shares directly as a holder of record, you may direct how your shares are voted without attending the Annual Meeting:

•	electronically over the Internet by following the procedures described in the Notice of Internet Availability; or

•	by requesting, completing and submitting a properly signed paper proxy card, as described in the Notice of Internet Availability.

If you are a beneficial owner of shares held in street name, you may vote by proxy via the Internet by following the instructions provided by your brokerage firm, bank, broker-dealer or other similar organization that holds your shares.

What is the difference between a “Holder of Record” and a “Beneficial Owner of Shares Held in Street Name?”

Holder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Co. (“Continental”), you are considered the holder (or stockholder) of record with respect to those shares. As a holder of record, you should have received this proxy statement, our Annual Report, and a proxy card from the Company via Continental.

Beneficial Owner of Shares in “Street Name.” If your shares are held in an account at a brokerage firm, bank, broker- dealer, or other similar organization acting as a nominee, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the holder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have received the Notice of Internet Availability and a vote instruction form from that organization.

If I am a stockholder of record, how do I cast my vote during the Annual Meeting?

If you are a stockholder of record, you may vote in person at the Annual Meeting by following the instructions that will be available on the meeting website. If you do not wish to vote during the Annual Meeting, you may vote via the Internet or by proxy, as described above. As always, we encourage our stockholders to vote their shares prior to the Annual Meeting.

If I hold my shares in street name, how do I cast my vote during the meeting?

Many of our stockholders who hold their shares in street name through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the Internet. These stockholders should review and follow the voting instructions forwarded to them by their nominee.

You also may vote your shares during the Annual Meeting if you attend. If you hold your shares in street name and wish to vote during the Annual Meeting, you must obtain a legal proxy from your nominee.

Additionally, street name stockholders must first contact their broker or bank and receive a legal proxy and, after it is received, contact the Company’s transfer agent, Continental Stock Transfer, to obtain a meeting control number to register. Continental Stock Transfer can be reached via email at proxy@continentalstock.com or by phone at (917) 262-2373. Continental will require a copy of the legal proxy. To ensure receipt of a meeting control number in time, stockholders should contact Continental Stock Transfer no later than Monday, June 7, 2021. Stockholders that have obtained a legal proxy from their broker or bank without previously voting their shares will only be able to vote their shares by following instructions that will be available on the meeting website. As always, we encourage our stockholders to vote their shares prior to the Annual Meeting.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What if other matters come up at the Annual Meeting?

The matters described in this proxy statement are the only matters we know of that will be voted on at the Annual Meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Can I change or revoke my vote after I return my proxy card?

Yes. You can revoke your proxy at any time before it is exercised at the Annual Meeting in any of three ways:

•	by submitting written notice revoking your proxy card to the Secretary of the Company;

•	by submitting another proxy that is later dated and, if by mail, that is properly signed; or

•	by voting during the Annual Meeting.

Is any special documentation required to vote during the Annual Meeting?

Although we encourage you to vote electronically over the Internet, or alternatively, by requesting, completing and submitting a properly signed paper proxy card, you can attend the Annual Meeting and, once you are admitted, you may vote your shares during the Annual Meeting by following instructions that will be available on the meeting website.

To attend the Annual Meeting, stockholders of record will need to register to attend at https://www.cstproxy.com/ kennedywilson/2021 beginning at 8:00 a.m. on June 7, 2020. Stockholders of record will need the 12-digit control number included on their proxy card or Notice to register. Street name stockholders must first contact their broker or bank and receive a legal proxy and, after it is received, contact the Company’s transfer agent, Continental Stock Transfer, to obtain a meeting control number to register to attend the Annual Meeting. If you hold your shares in street name and wish to vote during the Annual Meeting, you must obtain a legal proxy from your nominee. Please also see “If I hold my shares in street name, how do I cast my vote during the meeting?” above.

How are votes counted?

We will hold the Annual Meeting if holders representing a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting either submit a proxy or attend the meeting. Shares are considered “in person” if voted by the holder of those shares during the virtual Annual Meeting. If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

The election of directors under Proposal 1 will be by the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions, broker non-votes and withheld votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Proposals 2 and 3 will be approved upon the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Brokers holding shares of common stock in street name who do not receive timely instructions from the beneficial owners of those shares are entitled to vote only on “routine” proposals. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2021 (Proposal No. 3) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3. The election of directors (Proposal No. 1) and the advisory (non-binding) vote to approve the compensation of the Company’s named executive officers for 2020 (Proposal No. 2) are considered non- routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore, there may be broker non-votes on Proposal Nos. 1 and 2.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, by fax, by email or in person. None of these employees will receive any extra compensation for doing this. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket costs in forwarding these proxy materials to stockholders.

Who should I contact about technical difficulties?

If you have any technical difficulties or any questions regarding the virtual meeting website, please call the support team at the numbers listed on the log-in screen. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our Investor Relations website, http://ir.kennedywilson.com/, including information on when the meeting will be reconvened.

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PROPOSAL 1

ELECTION OF DIRECTORS

Required Vote

The affirmative vote of a majority of shares cast and present in person or represented by proxy at the meeting is required to elect each of the directors standing for election at the Annual Meeting.

Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR SET FORTH HEREIN.

The Company has a classified Board of Directors which is divided into three classes, with each class elected for a term of three years. Each class of the Board of Directors is set forth below:

•	Richard Boucher, Norman Creighton, William J. McMorrow and Kent Mouton in the class to stand for election in 2021;

•	Trevor Bowen, Cathy Hendrickson and Stanley R. Zax in the class to stand for election in 2022; and

•	Todd Boehly, David Minella, Mary Ricks and Sanaz Zaimi in the class to stand for election in 2023.

Following the recommendation of the Nominating Committee, our Board of Directors has nominated Richard Boucher, Norman Creighton, William J. McMorrow and Kent Mouton for election at the Annual Meeting. The enclosed proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until the Company’s Annual Meeting in the year 2024, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

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DIRECTORS AND EXECUTIVE OFFICERS

The quality and diversity of our Board of Directors is key to Kennedy Wilson’s success. The Company benefits from the different perspectives offered by the Board, which includes directors of varying ages, backgrounds and hail from geographies across the U.S. and Europe that align with our global portfolio. The majority of our Board is independent and includes three women (27%) directors.

Set forth below is the name, age (as of April 26, 2021) and title of each director, director nominee and executive officer of the Company followed by a summary of each director’s, director nominee’s and executive officer’s background and principal occupations. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” refer to Kennedy-Wilson, Inc. prior to, and Kennedy-Wilson Holdings, Inc. subsequent to, the closing of the merger between Prospect Acquisition Corp. and Kennedy-Wilson, Inc., which was consummated on November 13, 2009.

Name	Age	Position

William J. McMorrow	74	Chairman and Chief Executive Officer

Justin Enbody	40	Chief Financial Officer

Mary Ricks	56	Director and President

Matt Windisch	41	Executive Vice President

Kent Mouton	67	Director and Executive VP, General Counsel

In Ku Lee	40	Senior Vice President, Deputy GC and Secretary

Todd Boehly	47	Director

Richard Boucher	62	Director

Trevor Bowen	72	Director

Norman Creighton	85	Director

Cathy Hendrickson	74	Director

David A. Minella	68	Director

Sanaz Zaimi	51	Director

Stanley R. Zax	83	Director

Independence 73% Independent Gender 27% Women

Kennedy Wilson / Proxy Statement 2021 /   13

DIRECTORS AND EXECUTIVE OFFICERS

William J. McMorrow

Chairman and Chief Executive Officer

Committees: Capital Markets

Mr. McMorrow is Chairman and Chief Executive Officer of the Company. He has held this position since 1988 when he joined the Company. Mr. McMorrow is the architect of the Company’s expansion into real estate related investments and services. In addition to his real estate experience, Mr. McMorrow has more than 17 years of banking experience. Prior to joining the Company, he was the Executive Vice President and Chairman of the Credit Policy Committee at Imperial Bancorp and also has held senior positions with a variety of financial services companies, including eight years as a Senior Vice President of Fidelity Bank. From 2014 to 2017, Mr. McMorrow also served on the board of directors of Kennedy Wilson Europe Real Estate plc (LSE: KWE), a company that was previously externally managed by a subsidiary of the Company. Mr. McMorrow received his Bachelor of Science degree in Business as well as his MBA from the University of Southern California, where he serves as a Trustee. He helped launch the Performance Science Institute at the USC Marshall School of Business and established the Military Veterans Initiative, “With Your Shield,” which helps student veterans earn a USC degree and find employment. Mr. McMorrow has also endowed student housing in the USC Village as well as the Neighborhood Academic Initiative to provide a pathway for thousands of students in east and south LA to earn a college degree. In 2018, Mr. McMorrow received USC’s highest alumni honor, the Asa V. Call Alumni Achievement Award. Mr. McMorrow’s other philanthropic interests include supporting Loyola High School, which honored him with the Cahalan Award for Distinguished Alumni and where he served on the Board of Regents. He is also involved with the Navy SEAL Foundation, where he served as a board member until January 2021, as well as City of Hope, which honored him in 2014 at its Spirit of Life Celebration. In 2015, he was honored by the Ireland Chamber of Commerce in the United States with the Sir Michael Smurfit Business Achievement Award for his years of leadership and his contributions to Ireland, and in 2017, he received the Ellis Island Medal of Honor. The Congressional Medal of Honor Foundation recognized Mr. McMorrow with the Circle of Honor award in 2019 for his contributions to our Nation, and for representing the Foundation’s principles of courage, sacrifice and patriotism. Mr. McMorrow was selected to serve as a member of our board of directors because of his significant achievements with, and intimate knowledge of, the Company and his extensive experience in real estate and banking.

Justin Enbody

Chief Financial Officer

Mr. Enbody is Chief Financial Officer of the Company. He has held this position since 2012. He is responsible for all aspects of finance and administration for the Company, including strategic planning, accounting, tax, information technology, financial reporting and elements of risk management. Mr. Enbody joined the Company in September 2009 and was the Company’s Controller before becoming Chief Financial Officer. Prior to joining the Company, Mr. Enbody was a vice president with RAFS Inc., an independent financial consulting company which he joined in 2004. Prior to RAFS Inc., Mr. Enbody was a senior associate with KPMG LLP. Mr. Enbody received a B.A. from the University of California at Santa Barbara.

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DIRECTORS AND EXECUTIVE OFFICERS

Mary Ricks

Director and President

Committees: None

Ms. Ricks is President of the Company and also serves on our board of directors. Prior to her role as President of the Company she served as the President and CEO of Kennedy Wilson Europe, a business she helped establish in 2011. Ms. Ricks joined Kennedy Wilson in 1990 and from 2002 she headed the Company’s commercial investment group as well as ran its operations in Australia and Japan. From 2014 to 2017, Ms. Ricks served on the board of directors of Kennedy Wilson Europe Real Estate Plc, an LSE-listed real estate company that was previously externally managed by a subsidiary of Kennedy Wilson. In 2014 she was selected by PERE as Industry Figure of the Year for Europe and in 2018 she was named by Bisnow as one of the most influential women in real estate across the UK. Ms. Ricks has been named by the L.A. Business Journal as one of the top women in commercial real estate and was featured on the covers of Forum Magazine and Real Estate California recognizing women at the top of the field. Ms. Ricks is a founding board member of the Richard S. Ziman Centre for Real Estate at UCLA. She received a B.A. in Sociology from UCLA. Ms. Ricks was selected to serve as member of our board of directors because of her extensive experience in real estate in the United States and Europe.

Matt Windisch

Executive Vice President

Mr. Windisch is Executive Vice President of the Company. He has held this position since 2012. Mr. Windisch joined the Company in 2006 and spearheads the Company’s public capital market activities, debt investment platform, corporate and transaction capital raising, strategic planning and acquisitions analysis. He is also responsible for maintaining the company’s key investor and banking relationships. Prior to joining the Company, he was an associate at JP Morgan Chase, where he held positions in investment banking, strategy and risk management. Mr. Windisch received a B.B.A. in Finance and Accounting from Emory University and an M.B.A. from UCLA’s Anderson School of Management.

Kent Mouton

Director and Executive Vice President, General Counsel

Committees: None

Mr. Mouton is General Counsel of the Company and also serves on our board of directors. He has held the General Counsel position since 2011 when he joined the Company. As General Counsel, Mr. Mouton oversees all legal affairs of the Company and participates in corporate compliance and risk management oversight. Mr. Mouton also has served as a director of the Company since 1995. Prior to joining the Company, Mr. Mouton was a co-owner and managing partner of Kulik, Gottesman, Mouton & Siegel LLP, a real estate, business and entertainment law firm in Los Angeles. His practice included negotiating, structuring and documenting transactions in commercial real estate acquisitions and dispositions, financing, joint ventures and syndications, leasing and development and general corporate matters. Mr. Mouton is a member of the bar associations of the State of California and was an adjunct professor of real estate law at UCLA Extension for 27 years. In 2012, the Los Angeles Daily Journal named Mr. Mouton as one of the top 30 real estate lawyers in the State of California. Mr. Mouton graduated from the University of California, Los Angeles with a B.A. in Economics (Summa Cum Laude, Phi Beta Kappa and Dean’s List) and received his law degree from the University of California, Los Angeles. Mr. Mouton was selected to serve as a member of our board of directors because of his experience and knowledge relating to the legal and financial aspects of real estate investments and his significant experience in public and private company advisory and governance activities.

Kennedy Wilson / Proxy Statement 2021 /   15

DIRECTORS AND EXECUTIVE OFFICERS

In Ku Lee

Senior Vice President, Deputy General Counsel and Secretary

Mr. Lee is Senior Vice President, Deputy General Counsel and Secretary of the Company. He has held this position since 2013 when he joined the Company. Mr. Lee heads all of the Company’s public company regulatory and corporate governance matters and currently serves as the Chief Compliance Officer of KW Investment Adviser, LLC. Mr. Lee is also responsible for all legal aspects of the Company’s corporate and transaction capital raising, including public and private offerings of equity and debt. Prior to joining Kennedy Wilson, Mr. Lee served as global corporate counsel at SK Telecom / SK Planet from 2011 to 2013, where he was the lead counsel on multiple cross-border transactions. Prior to such position, Mr. Lee was a senior associate at Latham & Watkins LLP. Mr. Lee is a member of the bar associations of the State of California and Los Angeles County. Mr. Lee received his B.A. in Economics from Occidental College and his J.D. from Cornell Law School.

Todd Boehly

Director

Committees: Capital Markets

Mr. Boehly has served as a director of the Company since 2020. Mr. Boehly serves as the Co-Founder, Chairman, Chief Executive Officer and controlling member of Eldridge Industries, LLC (“Eldridge”). Eldridge and its affiliates invest in businesses across the Insurance, Credit, Technology, Real Estate, Sports, Media, and Consumer landscapes. Mr. Boehly also currently serves as Chairman of Security Benefit Corporation, and MRC, which owns dick clark productions, and has investments in A24, Fulwell 73, and Penske Media, which owns Billboard, Rolling Stone, Variety, and The Hollywood Reporter; and he serves on the board of directors of Horizon Acquisition Corporation (NYSE:HZAC), and Horizon Acquisition Corporation II (NYSE:HZON), both of which he founded. Mr. Boehly also serves on the board of Cain International. Mr. Boehly was appointed to the Board in connection with a stock purchase agreement with Quinton Heights, LLC and Security Benefit Life Insurance Company, both affiliates of Eldridge, whereby the Company issued shares of perpetual convertible preferred stock of the Company in exchange for approximately $300 million in proceeds. Mr. Boehly is also an owner of the Los Angeles Dodgers, the Los Angeles Sparks, Cloud9, and DraftKings. Prior to founding Eldridge, Mr. Boehly was the President of Guggenheim Partners and founded the credit business at Guggenheim. Mr. Boehly received his B.B.A. from the College of William & Mary, where he later founded the Boehly Center for Excellence in Finance, and studied at the London School of Economics. Mr. Boehly supports epilepsy research, Focused Ultrasound Foundation, Prostate Cancer Foundation, Brunswick School, and the College of William & Mary. Mr. Boehly was selected to serve as a member of our board of directors because of his significant experience in the financial industry, particularly relating to investment strategies and operating businesses and his deep understanding of global capital and financial markets.

16   / Kennedy Wilson / Proxy Statement 2021

DIRECTORS AND EXECUTIVE OFFICERS

Richard Boucher

Director

Committees: Capital Markets (Chair)

Mr. Boucher has served as a director of the Company since 2018. Mr. Boucher served as Group Chief Executive Officer and Executive Director of the Bank of Ireland Group from February 2009 until his retirement in October 2017. Mr. Boucher joined the Bank of Ireland Group in 2004 where he also served as the Chief Executive of Retail Financial Services Ireland and as the Chief Executive for Corporate Banking. Prior to joining the Bank of Ireland Group, Mr. Boucher served as Regional Managing Director for Corporate Banking, London and South East England for the Royal Bank of Scotland. From 2017 to May 2019, Mr. Boucher has also served as a member of the board of directors of Atlas Mara plc (LSE: ATMA), a financial services company that operates in Africa. During that time, Mr. Boucher also served as the chairman of Atlas Mara’s renumeration committee and as a member of the risk and audit committees. Since 2018, Mr. Boucher has also served as a member of the board of directors of CRH plc (LSE: CRH), an international building materials company and since January 2020, Mr. Boucher serves as the chairman of CRH plc’s board. In October 2020, Mr. Boucher also joined as a member of the board of directors of ClonBio Group Limited, an agribusiness. Mr. Boucher also currently serves as a member of CRH plc’s renumeration, risk and acquisition committees. Since 2017, Mr. Boucher has also served as a member of the board of directors of Eurobank Ergasia SA (Athens: EUROB), a Greek bank and has also served as the chairman of its risk committee and as a member of its audit committee. Mr. Boucher received his B.A. (Mod) in Economics from Trinity College. Mr. Boucher was selected to serve as a member of our board of directors because of his significant experience in business transactions in Europe and his deep understanding of the global capital and financial markets.

Trevor Bowen

Director

Committees: Capital Markets

Mr. Bowen has served as director of the Company since 2018. Mr. Bowen served as a director and part owner of Principle Management Limited, an entertainment management company, from 1996 to 2013. Prior to joining Principle Management Limited, Mr. Bowen served as a partner at KPMG Ireland for 11 years with responsibility for KPMG Ireland’s banking practice. From 2018, Mr. Bowen also served as a member of the board of directors of Ceiba Investments Ltd. (LSE: CBA), an investment company, and has also served as the chairman of its audit committee. In October 2020, Mr. Bowen was appointed Chairman of Round Hill Music Royalty Fund Limited, a private equity firm focused on investing in music copyrights. From 2004 to 2013, Mr. Bowen also served as a member of the board of directors of Ulster Bank and also served on its risk committee. From 2009 to 2011, Mr. Bowen served as a member of the board of directors of Readymix plc, a building materials company. Mr. Bowen received his B.B.S. in Business. Mr. Bowen was selected to serve as a member of our board of directors because of his significant experience in the public accounting profession and his extensive and diverse background in business transactions in Europe.

Kennedy Wilson / Proxy Statement 2021 /   17

DIRECTORS AND EXECUTIVE OFFICERS

Norman Creighton

Director

Committees: Audit, Compensation (Chair) and Nominating

Mr. Creighton has served as a director of the Company since 2004. From 1975 to 2001, Mr. Creighton was employed with Imperial Bank, serving as its President and Chief Executive Officer from 1983 to 2001. During Mr. Creighton’s tenure with Imperial Bank, its assets increased from approximately $200 million in 1975 to approximately $7 billion in 2001. Prior to Imperial Bank, Mr. Creighton served as Regional Vice President for Southern Arizona of Great Western Bank from 1971 to 1974. From 1958 to 1971, Mr. Creighton was employed with Arizona Bank, including as Manager of the Tucson Headquarters. Mr. Creighton also served as a member of the board of directors of Square 1 Bank from 2004 to 2015. Mr. Creighton holds a B.S. in banking and finance from the University of Montana. Mr. Creighton was selected to serve as a member of our board of directors because of his extensive experience and knowledge of business, accounting and the banking industry.

Cathy Hendrickson

Director

Committees: Compensation and Nominating (Chair)

Ms. Hendrickson has served as a director of the Company since 2004. Ms. Hendrickson has 44 years of experience in commercial banking. From 1993 to 2010, Ms. Hendrickson served as President and Chief Executive Officer of Bay Cities National Bank. Ms. Hendrickson concurrently served as President and Chief Executive Officer of Peninsula Banking Group, Inc. and sat on the boards of Bay Cities National Bank, Peninsula Banking Group, and Community First Financial Group, Inc. Ms. Hendrickson holds a B.S. in business administration with an emphasis in finance from the University of California, Berkeley. Ms. Hendrickson was selected to serve as a member of our board of directors because of her extensive experience as a high-level executive in the banking and financial industries.

David A. Minella

Director (Lead Independent)

Committees: Audit (Chair), Compensation, Nominating and Capital Markets

Mr. Minella has served as a director of the Company since 2009. Mr. Minella is currently the Managing Member of Minella Capital Management, a financial services holding company investing in and developing joint venture arrangements in the asset management industry. Mr. Minella also currently serves on the board of directors and as the audit committee chair of Horizon Acquisition Corporation, a blank check company with a focus on differentiated financial services and financial services-adjacent platforms, where he serves on the audit, compensation and nominating committees. From 2011 to 2014, Mr. Minella served as the Chief Executive Officer of Aligned Asset Managers, LLC, or Aligned, a financial services holding company. Aligned’s first acquisition was a majority interest in The Townsend Group, a real asset manager and consultant. Mr. Minella served as Prospect Acquisition Corp’s Chairman and Chief Executive Officer from its inception in July 2007 through November 2009 and has served as a director of the Company since November 2007. Between 1997 and March 2007, Mr. Minella served as the Chief Executive Officer and director of Value Asset Management LLC, or VAM, a strategic investment management holding company. At VAM, Mr. Minella was responsible for its overall business strategy, acquisitions and financial results, and under his leadership, VAM acquired a controlling interest in five separate investment management firms. From 1995 to 1997, Mr. Minella was the President and Chief Executive Officer of the asset management division of Liechtenstein Global Trust, or LGT, a wealth and asset management firm, where he was responsible for the overall business strategy and financial results. Mr. Minella originally joined LGT in 1987 as the head of its United States subsidiaries, GT Capital Management

18   / Kennedy Wilson / Proxy Statement 2021

DIRECTORS AND EXECUTIVE OFFICERS

and GT Global. Mr. Minella is a member of the Executive Council at Bunker Hill Capital Management, a private equity firm in Boston, Massachusetts, the former Chairman of the board of directors of MDT Advisers LLC and a former board member of the Investment Company Institute. Mr. Minella received a B.S. in accounting from Bentley College. Mr. Minella was selected to serve as a member of our board of directors because of his significant financial industry experience, particularly relating to investment strategies and asset management.

Sanaz Zaimi

Director

Committees: None

Ms. Zaimi has served as a director of the Company since 2018. Ms. Zaimi currently serves as the Head of Global Fixed Income, Currencies and Commodities (FICC) Sales, within Bank of America Merrill Lynch (“BofAML”). Based in Paris, Sanaz also serves as CEO of BofA Securities Europe S.A., BofAML’s EU broker-dealer, and Country Executive for France. She joined BofAML in 2010 from Goldman Sachs, where she was a partner and previously held positions at Deutsche Bank and Smith Barney. Ms. Zaimi has extensive industry knowledge, with over two decades of experience in financial markets. Ms. Zaimi served as an Executive Director on the Board of Merrill Lynch International (MLI). She also served as a founder member of the industry’s FICC Market Standards Board (FMSB) until May 2017. Ms. Zaimi currently sits on a number of BofAML’s senior executive committees globally, including the Operating Committee at Bank of America, the Global Banking and Markets (GBAM) Management Committee, the GBAM Global Reputation Risk Committee and the firm’s Global Environment, Social and Governance (ESG) Committee. She actively promotes BofAML’s commitment to diversity and inclusion and personally supports a number of philanthropic organizations focusing on women and children. Ms. Zaimi holds a degree in Economy and Finance and a Masters of Philosophy in Finance from Paris-Sorbonne University. Ms. Zaimi was selected to serve as a member of our board of directors because of her significant experience in business transactions in Europe and her deep understanding of the global capital and financial markets.

Stanley R. Zax

Director

Committees: Audit, Capital Markets and Compensation

Mr. Zax has served as a director of the Company since 2010. Mr. Zax was the Chairman and CEO of Zenith National Insurance Corp., or Zenith, a company engaged in insurance and reinsurance, from 1977 to 2012. Zenith was acquired by Fairfax Financial Holdings Limited in 2010. Mr. Zax also served as a director of 1st Century Bank, Los Angeles and the Prostate Cancer Foundation until 2016 and The Center for The Study of the Presidency and Congress in Washington, D.C until 2017. Mr. Zax started his career in 1961 as an associate and later a partner with the Chicago law firm Friedman, Mulligan, Dillon & Uris and subsequently joined Hilton Hotels, where he served as Vice President, General Counsel, Director and Secretary. His association with the insurance industry started in 1973, when he served as President and Chief Executive of Great American Insurance Company. Mr. Zax served as a director of Wynn Resorts Ltd., a holding company of Wynn Las Vegas, and Wynn Macao from October 2002 to May 8, 2007, and as chairman of its audit committee. He served as a Non-Executive Director of Advent Capital (Holdings) Plc, London, England from 1999 to November 10, 2005. Mr. Zax earned a JD in 1961 and a BBA in 1958 from the University of Michigan at Ann Arbor. Mr. Zax was selected to serve as a member of our Board of Directors because of his extensive experience relating to the management and operations of public companies.

Kennedy Wilson / Proxy Statement 2021 /   19

DIRECTOR COMPENSATION

The 2020 non-employee director compensation program remained unchanged from 2019. In 2020, each non-employee director received an annual retainer fee of $150,000. The chairpersons of the audit committee, compensation committee, nominating committee and capital markets committee received additional annual retainer fees of $20,000, $10,000, $10,000 and $10,000, respectively. During 2020, non-employee directors received annual equity awards in the form of 8,000 shares of restricted stock that vest over a three-year period, subject to continued service as a non-employee director through the applicable vesting date. Mr. Boehly, as a newly appointed non-employee director in 2020, also received an initial equity award in the form of 7,000 shares of restricted stock that vest over a three-year period.

The following table provides compensation information for the fiscal year ended December 31, 2020 for each non- employee member of our Board of Directors:

	Fees Earned or Paid in	Stock	Option	All Other
Name(1)	Cash	Awards(2)	Awards	Compensation(3)	Total

Todd Boehly	$120,742	$223,050	$—	$—	$343,792

Richard Boucher	160,000	181,200	—	4,250	345,450

Trevor Bowen	150,000	181,200	—	4,250	335,450

Norman Creighton	150,000	181,200	—	24,828	356,028

Cathy Hendrickson	160,000	181,200	—	24,828	366,028

David Minella	160,000	181,200	—	24,828	366,028

Jerry Solomon (4)	29,670	181,200	—	32,688	243,558

John Taylor	170,000	181,200	—	11,167	362,367

Sanaz Zaimi	150,000	181,200	—	11,167	342,367

Stanley Zax	150,000	181,200	—	24,828	356,028

(1)	Ms. Ricks and Messrs. McMorrow and Mouton did not receive any director fees during 2020.
(2)

The amounts in this column reflect the aggregate grant date fair value of an award of 8,000 or 15,000 (as applicable) shares of restricted stock granted to our non-employee directors in 2020, computed in accordance with ASC Topic 718. Information regarding the valuation assumptions that are used to calculate these values is included in Note 13 of the Company’s financial statements for the fiscal year ended December 31, 2020 contained in the Company’s annual report on Form 10-K. The aggregate number of restricted stock units and shares of restricted stock outstanding at December 31, 2020 for each of our non-employee directors is set forth in the table below. Each award of restricted stock and each award of restricted stock units held by our non-employee directors will vest with respect to 33% of the restricted shares or restricted stock units on each of the first through third anniversaries of the date of grant, subject to accelerated vesting in the event of a “change in control” (as defined in the Second Amended and Restated 2009 Equity Participation Plan), or the director’s ceasing to serve on the Board by reason of death or disability. The Company also maintains a non-employee director retirement policy pursuant to which, upon a non-employee director’s retirement (as determined by the Board of Directors), his or her then-outstanding equity awards will vest in full (to the extent then-unvested).

Mr. Boucher	18,000

Mr. Bowen	18,000

Mr. Creighton	17,501

Ms. Hendrickson	17,501

Mr. Minella	17,501

Mr. Solomon	—

Mr. Taylor	22,167

Ms. Zaimi	22,167

Mr. Zax	17,501

Mr. Boehly	15,000

(3)	Reflects payments of dividends on unvested shares of restricted stock to each non-employee director. Such dividends are paid to each non-employee director as the underlying restricted stock vests.
(4)	Mr. Solomon retired from the Board of Directors effective March 12, 2020.

20   / Kennedy Wilson / Proxy Statement 2021

CORPORATE GOVERNANCE AND BOARD MATTERS

We believe a company’s reputation for integrity and responsibly serving its stockholders is of critical importance. Kennedy Wilson’s corporate governance structure is designed to cohesively promote principled actions, support informed and effective decision-making and provide appropriate monitoring and oversight, thereby helping us to continue to build and maintain public trust in the Company. We are committed to managing the Company for the benefit of our stockholders and are focused on maintaining good corporate governance to assure that the long-term interests of stockholders are being served. In April 2021, the Board resolved to decrease the size of the Board from twelve members to eleven members after the passing of John Taylor, a member of our Board and the chairperson of the Audit Committee of the Board.

Director Independence

Our common stock is listed on the New York Stock Exchange (the “NYSE”). A majority of the members of our Board of Directors must be independent under Section 303A.01 of the listing standards of the NYSE. Section 303A.02 of the NYSE listing standards provides that no director can qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the listed company. Our Board of Directors has adopted the following standards in determining whether or not a director has a material relationship with the Company and these standards are contained in our Corporate Governance Guidelines which can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it:

•	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•

No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

•

No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•

No director can be independent if he or she is receiving, or in the last three years has received, more than $120,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•

No director can be independent if he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Based on these independence standards and all of the relevant facts and circumstances, our Board of Directors determined that none of the following directors had any material relationship with the Company and, thus, are independent under Section 303A.02 of the listing standards of NYSE: Todd Boehly, Richard Boucher, Norman Creighton, Cathy Hendrickson, David Minella, Sanaz Zaimi and Stanley R. Zax. Mr. John Taylor was also an independent member of our Board of Directors prior to his passing in 2021. In accordance with NYSE rules, a majority of our Board of Directors is independent.

Kennedy Wilson / Proxy Statement 2021 /   21

CORPORATE GOVERNANCE AND BOARD MATTERS

In recommending to our Board of Directors that each non-employee director be found independent, our Nominating Committee reviewed and considered the following relationship over the past three fiscal years:

•

Mr. Boehly is the Co-Founder, Chairman, Chief Executive Officer and controlling member of Eldridge Industries, LLC (“Eldridge”). The Company is party to a stock purchase agreement with Quinton Heights, LLC and Security Benefit Life Insurance Company (collectively, the “Purchasers”), both affiliates of Eldridge, whereby the Company issued shares of perpetual convertible preferred stock of the Company in exchange for approximately $300 million in proceeds. Also, Mr. Boehly, directly or indirectly has an excess of 10% equity interest in each of the Purchasers, Eldridge, Security Benefit Corporation and Cain International and their subsidiaries (together, the “Eldridge Entities”), some of which are involved in transactions with the Company or its subsidiaries (“KW Entities”). These transactions may involve various fees which the KW Entities may make to certain of the Eldridge Entities or certain of the Eldridge Entities may make to the KW Entities.

•

Ms. Zaimi is the Head of Global Fixed Income, Currencies and Commodities Sales at Bank of America Merrill Lynch (“BAML”), which provides credit and other commercial banking services to the Company. BAML also served as a financial adviser to the Company in connection with its acquisition of Kennedy Wilson Europe Real Estate plc in 2017.

All matters relating to the abovementioned relationships fall within the standards set forth in our Corporate Governance Guidelines, including the monetary thresholds set forth in the guidelines. This matter is more fully discussed below under “Certain Relationships and Related Transactions.”

Board Leadership Structure and Role in Risk Oversight

The Board of Directors is responsible for risk oversight of the Company. Risks facing the Company include competitive, economic, operational, financial, accounting, liquidity, tax, regulatory, foreign country, health and safety (including risks associated with contagious viruses and pandemics), employment, cybersecurity, political and other risks. Risks are reported to the Board of Directors through the Company’s executive officers, who are responsible for the identification, assessment and management of the Company’s risks. The Board of Directors regularly discusses the risks reported by the Company’s executive officers and reviews with management strategies and actions to mitigate the risks and the status and effectiveness of such strategies and actions.

Our Chief Executive Officer also serves as Chairman of our Board of Directors. Our Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director that is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while our Chief Executive Officer brings Company-specific experience and expertise. Our Board of Directors believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board, which we believe is critical to effective governance. Our Board of Directors appointed David Minella as our lead independent director. As discussed below, Mr. Minella serves as the chair of all executive sessions of our non-management directors.

To efficiently oversee the Company’s risks, the committees of the Board of Directors are tasked with oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing, financial reporting, IT matters (including cybersecurity and related matters) and maintaining effective internal controls for financial reporting. The Compensation Committee oversees risks related to the Company’s executive compensation policies and practices. The Nominating Committee oversees risks related to the effectiveness of the Board of Directors. The Capital Markets Committee oversees risks related to the Company’s capital market activities, foreign currency exposure and debt.

22   / Kennedy Wilson / Proxy Statement 2021

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings of the Board of Directors

In 2020, the Board of Directors held eleven meetings and no director that held such position during 2020 attended fewer than 75% of the aggregate of: (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board on which a director served on. The Board of Directors also hold regular executive sessions of the non-employee members of the board as discussed in further detail below. It is our policy to invite our directors and director nominees to attend our Annual Meetings. Twelve members of our Board of Directors attended our 2020 Annual Meeting.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and a Capital Markets Committee.

Audit Committee

The Audit Committee operates under a written charter. The Audit Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The Audit Committee charter states that the responsibilities of the Audit Committee shall include, among other things, to assist the Board of Directors in monitoring (i) the integrity of the annual, quarterly and other financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditor and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee also reviews and approves all related-party transactions (defined as transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest) and prepares the report required by the rules of the Securities and Exchange Commission, or the SEC, to be included in the Company’s annual proxy statement.

Pursuant to its charter, the Audit Committee meets at least quarterly. The Audit Committee met five times during 2020. The Company does not limit the number of audit committees of other companies on which its Audit Committee members can serve.

The members of the Audit Committee during 2020 were John Taylor (chairperson), Norman Creighton, David Minella and Jerry Solomon. As of March 2020, after the retirement of Mr. Solomon from the Company’s Board of Directors, the members of the Audit Committee were John Taylor (chairperson), Norman Creighton and David Minella. As of April 2021, after the passing of Mr. Taylor, the members of the Audit Committee are Norman Creighton, David Minella and Stanley Zax and Mr. Minella was appointed chairperson of the Audit Committee. Each of the above-listed Audit Committee members is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors.

Our Board of Directors has determined that both Stanley Zax and Norman Creighton are “audit committee financial experts”, as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and John Taylor was an “audit committee financial expert”.

Compensation Committee

The members of the Compensation Committee during 2020 were David Minella (chairperson), Norman Creighton, Cathy Hendrickson and Stanley Zax. Effective April 2021, Mr. Creighton was appointed chairperson of the Compensation Committee after Mr. Minella’s appointment as chairperson of the Audit Committee. The Compensation Committee met five times during 2020. Each of the current members of the Compensation Committee is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Compensation Committee operates under a written charter. The Compensation Committee charter can be found on our website at www. kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

Kennedy Wilson / Proxy Statement 2021 /   23

CORPORATE GOVERNANCE AND BOARD MATTERS

The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers and, based on such evaluation, reviews and approves the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee may consult with the Chief Executive Officer regarding the amount or form of the compensation for the other executive officers. The Compensation Committee may also form and delegate certain responsibilities to subcommittees. The Compensation Committee also reviews and recommends to the full Board of Directors compensation of directors. The Compensation Committee administers our Second Amended and Restated 2009 Equity Participation Plan.

Nominating Committee

The members of the Nominating Committee during 2020 were Cathy Hendrickson (chairperson), Norman Creighton and David Minella. Each of the current members of the Nominating Committee is considered “independent” under Section 303A.02 of the listing standards of the NYSE, as determined by our Board of Directors. The Nominating Committee met two times during 2020. The Nominating Committee operates under a written charter. The Nominating Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

The purpose of the Nominating Committee is to, among other things, discharge the responsibilities of our Board of Directors relating to the appropriate size, functioning and needs of our Board of Directors, including, but not limited to, recruitment and retention of high-quality board members and the composition and structure of committees of the Board of Directors.

The Nominating Committee will consider director candidates recommended by security holders based upon the policies set forth in the Nominating Committee charter. Stockholders who wish to recommend to the Nominating Committee a candidate for election should send a letter to Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212, ATTN: Nominating Committee. The letter must set forth certain biographical information regarding the nominees as specified in the Nominating Committee charter. Recommendations by security holders must be received no later than thirty (30) days after the end of the Company’s fiscal year.

Candidates will be reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. Although there are no specific minimum qualifications or any specific qualities or skills that the Nominating Committee believes that the potential nominees must have, the Nominating Committee considers and evaluates each candidate based upon an assessment of certain criteria as set forth in the Nominating Committee charter. Although diversity may be a consideration in the nomination process, the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees.

The Nominating Committee does not have a formal procedure for identifying or evaluating director nominees except as set forth in the Nominating Committee charter. A potential director nominee recommended by a security holder will not be evaluated any differently than any other potential nominee. Although it has not done so in the past, the Nominating Committee may retain search firms to assist in identifying suitable director candidates.

Capital Markets Committee

The Board of Directors formed the Capital Markets Committee in January 2019. The members of the Capital Markets Committee during 2020 were Richard Boucher (chairperson), Trevor Bowen, William McMorrow, David Minella and Stanley Zax. As of March 2020, the members of the Capital Markets Committee are Todd Boehly, Richard Boucher (chairperson), Trevor Bowen, William McMorrow, David Minella, and Stanley Zax. A majority of the members of the Capital Markets Committee are independent members of the Board of Directors. The Capital Markets Committee met six times during 2020. The Capital Markets Committee operates under a written charter. The Capital Markets Committee charter can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

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CORPORATE GOVERNANCE AND BOARD MATTERS

The purpose of the Capital Markets Committee is to provide assistance to the Board of Directors of the Company in monitoring and overseeing the policies and activities of the Company and its subsidiaries relating to the Company’s capital markets activities, including equity and debt offerings. As set forth in the Capital Markets Committee charter, in discharging its responsibilities and duties, among other things, the Capital Markets Committee: (i) reviews management’s plans and recommendations with respect to public equity and debt offerings and recommends any actions to be taken by the Board of Directors that it deems advisable and in the best interests of the Company, (ii) reviews management’s plans and recommendations with respect to corporate mergers and acquisitions and recommends any actions to be taken by the Board of Directors that it deems advisable and in the best interests of the Company; and (iii) unless otherwise specified by the Board of Directors, acts as the pricing or special committee for all public equity and debt offerings to be undertaken by the Company or acts as the transaction committee for all corporate mergers and acquisition transactions to be taken by the Company.

Executive Sessions

Under the NYSE listing company manual, our non-management directors are required to hold regular executive sessions. The chairperson of the executive sessions is David Minella. Interested parties may communicate directly with the presiding director of the executive session or with the non-management directors as a group, by directing such written communication to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212.

Process for Sending Communications to the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors or any individual director must mail a communication addressed to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Blvd., Beverly Hills, CA 90212. Any such communication must state the number of shares of common stock beneficially owned by the stockholder making the communication. All of such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom communication is directed unless the communication is clearly of a marketing nature or is inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.

Code of Ethics

Our Board of Directors has adopted a code of ethics that applies to our directors, officers and employees. A copy of the code of ethics can be found on our website at www.kennedywilson.com and will be made available in print free of charge to any stockholder who requests it.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended December 31, 2020, and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2019, we believe that, during the fiscal year ended December 31, 2020, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner.

Kennedy Wilson / Proxy Statement 2021 /   25

ESG AT KENNEDY WILSON: A COMMITMENT TO RESPONSIBLE INVESTING AND OPERATIONS

Kennedy Wilson’s ESG program reflects our collective commitment to managing sustainability opportunities, minimizing our environmental impact and doing our part to enhance the communities where we operate across our global business. This delivers long-term social, environmental and economic value across our portfolio and to our key stakeholders. Kennedy Wilson’s ESG program and the way the Company reports ESG activities continues to evolve and as a result of our increased efforts, Kennedy Wilson earned recognition as one of the Most Responsible Companies in America by Newsweek in 2020.

We believe that strong governance is the foundation for delivering on our social and environmental agendas. The Corporate Environmental, Social and Governance (ESG) Committee of Kennedy-Wilson is a cross-functional management-level committee formed to support the Company’s ESG responsibilities and commitments to our stakeholder groups, including investors, employees, our tenants and communities. The committee, chaired by President and Board of Directors member Mary Ricks, sets appropriate global ESG priorities, monitors progress and results against targets, and supports communications, including external corporate memberships and benchmarks.

Our ESG program focuses on four pillars: Creating Great Places – for people to live, work and thrive; Building Communities – for a prosperous society; Optimizing Resources – for a healthy environment and a productive business; Operating Responsibly – for a healthy work environment built on transparency and accountability.

We create great places for people to live, work and thrive, focusing on enriching our tenants’ experiences by bridging the gap between home, workplace and community, and being at the forefront of heritage preservation, where relevant. We build apartment communities across the Western U.S., Ireland and the UK that people love to live in, with spaces and amenities designed to promote health and wellness, celebrate local cultural and enhance the lives of residents living in our communities. We also incorporate spaces for rest and socialization across our global multifamily portfolio, including clubhouses, fitness centers, business suites, outdoor play areas, pools and dog parks.

Within Kennedy Wilson’s commercial portfolio, we target certifications that highlight our commitment to supporting employee well-being at our properties, including the international WELL and fitwel standards that recognize well-being features including materials with low-volatile organic compound emissions, improved daylight, air and water quality monitoring and internal mobility.

We build communities within and around our assets and in the major cities where we operate to support communities to prosper and grow. We do this through resident interaction, community development, charitable giving and collaborating with partners. Our philanthropic efforts are directed through the Kennedy Wilson Charitable Foundation, a 501(c)(3) non-profit corporation, which awarded nearly $1.7 million in grants and gifts to qualifying nonprofit, civic or educational public charities in 2020. The committee that approves distributions from the Foundation includes an independent member of the Board of Directors.

Recognizing the considerable need for affordable, high-quality housing across the West Coast, Kennedy Wilson’s joint venture with Vintage Housing provides affordable housing for residents that make 50% to 60% of the area’s median income. The joint venture, launched in 2015 with a portfolio of 5,500 units, provides long-term living solutions for qualified working families and active senior citizens, coupled with community services and modern amenities. The Vintage Housing platform is expected to grow

AMERICA’S MOST RESPONSIBLE COMPANIES 2021 Newsweek statista Creating Great Places for people to live, work and thrive Building Communities for a prosperous society

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ESG AT KENNEDY WILSON: A COMMITMENT TO RESPONSIBLE INVESTING AND OPERATIONS

to 10,000 units in the next several years. Kennedy Wilson has also invested in Langdon Park Capital, a newly launched platform focused on addressing the unmet demand for high-quality housing and well-operated business facilities in historically underserved Black and Latino communities across the United States. A series of funds through Langdon Park Capital will focus on commercial and multifamily real estate investment to enhance communities.

We optimize resources with a focus on environmental stewardship, ensuring that a healthy environment contributes to a productive business. Through the efficient use of resources, we look to reduce operating costs, reduce carbon emissions and future-proof our assets. In 2020, we continued expanding our global utility monitoring program to cover our directly managed portfolio in Europe and the United States. We take a building-by-building approach to optimizing resources, first through measuring usage, identifying cost-efficient initiatives, and then upgrading systems within our broader asset management programs.

Kennedy Wilson is a Gold Member of the U.S. Green Building Council and we target certifications under LEED (Leadership in Energy and Environmental Design) for our major remodel and ground-up commercial development projects across our global portfolio. In 2020, our Irish headquarters at 94 St Stephen’s Green was granted LEED Platinum status as a result of Kennedy Wilson’s refurbishment of the building, the highest accreditation under LEED certification. In our European development portfolio, we target certifications across LEED and/or BREEAM (Building

Research Establishment Environmental Assessment Method) for our mixed-use and commercial properties, as well as NZEB (net-zero energy building), fitwel and WELL Building Standard certifications at our large-scale mixed-use projects in Ireland and the UK. We also aim to have projects in Europe target a Wired Score rating. Across our U.S. portfolio, we target Energy Star certification at select commercial and multifamily assets and are pursuing Green Globe certifications at many of our West Coast multifamily properties.

We operate responsibly to ensure business-wide transparency and accountability, with a clear focus on empowering people and providing a healthy work environment for our employees. In addition to providing significant employee benefits and training opportunities, we strive to maintain a diverse corporate culture, promoting equality across gender, socio-economic backgrounds, education and ethnicity. This allows for better representation of viewpoints, historical perspective and can bring new, fresh ideas to all levels of the Company.

The quality and diversity of our Board of Directors is key to Kennedy Wilson’s success. Our Board brings valuable market knowledge, representing significant expertise in real estate, banking, financial services, accounting and auditing, insurance and law. The Company benefits from the different perspectives offered by the Board, which includes directors of varying ages and ethnicities, who hail from geographies across the U.S. and Europe that align with our global portfolio. The Board has oversight of managing the Company’s risks, and committees are tasked with oversight responsibility for particular areas of risk.

Optimizing Resources for a healthy environment and a productive business Operating Responsibly for a healthy work environment built on transparency and accountability

Kennedy Wilson / Proxy Statement 2021 /   27

ESG AT KENNEDY WILSON: A COMMITMENT TO RESPONSIBLE INVESTING AND OPERATIONS

KENNEDY WILSON
Delivering long-term social, environmental and economic value stay new

KENNEDY WILSON ESG REPORT 2019 Delivering long-term social, environmental and economic value See how our ESG program and our four pillars align with our business strategy by maximizing the inherent value of our assets. CEO MESSAGE DOWNLOAD REPORT We look to create great places for people to live, work and thrive We build communities around our assets and in the major cities where we operate We optimize resources with a focus on environmental stewardship We operate responsibly to ensure transparency and Our approach to corporate responsibility and key environmental, social and governance are described in detail on our ESG microsite: esg.kennedywilson.com.

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ESG AT KENNEDY WILSON: A COMMITMENT TO RESPONSIBLE INVESTING AND OPERATIONS

ESG AT A GLANCE

Environment
Advancing toward a global commitment focused on targets aimed to reduce our environmental footprint by expanding our utility data monitoring to 100% of our directly managed global portfolio	Gold member U.S Green Building Council	39%[1] Carbon Emissions[2] Reduction in Europe Portfolio vs. Baseline[3]	Targeting LEED certifications for mixed-use and commercial properties across our global development portfolio
Social
$1.7 Million Kennedy Wilson Foundation Donations in 2020	$19 Million 2020 Investment in Historically Significant Properties	41% Women at Kennedy Wilson	46% Women in Senior Management
10,000 Affordable housing units completed and under construction in the Western U.S.
Governance
5 new directors since 2018	Lead independent director with well- defined role and responsibilities	Regular executive sessions of independent directors	Diverse Board of Directors including 27% women directors
Active and responsive shareholder engagement	Creation of formal Corporate ESG Committee	Board of Directors and Senior Management stock ownership policy	Annual “Say on Pay” vote
Strict anti-hedging and anti-pledging policies		Broad compensation clawback policy (cash and equity)

1  Like-for-like carbon emissions reduction, excluding improvements in carbon intensity of grid electricity

2  Carbon dioxide equivalent

3  The baseline for targets reflects the carbon emissions of the directly managed assets by Kennedy Wilson Europe Real Estate and stabilized by June 30, 2016. The energy consumption data used for the baseline is the first full year of normalized data since acquisition and/or stabilization

USGBC MEMBER

Kennedy Wilson / Proxy Statement 2021 /   29

EXECUTIVE COMPENSATION

The following discussion sets forth certain information regarding our executive compensation. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” and the disclosures relating to executive compensation refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis section of this proxy statement describes the objectives and features of our executive compensation program with respect to those executive officers who constitute our named executive officers (“NEOs”) for fiscal year 2020, as determined under applicable SEC rules. For the fiscal year ended December 31, 2020, our NEOs and their titles were as follows:

Named Executive Officer	Title

William J. McMorrow	Chairman and Chief Executive Officer

Mary Ricks	President

Justin Enbody	Chief Financial Officer

Kent Mouton	Executive Vice President, General Counsel

Matt Windisch	Executive Vice President

The Compensation Discussion and Analysis includes the following sections:

Executive Summary Summarizes our 2020 compensation program, our unique business model and the evolution of our compensation structure over the past four years

Executive Compensation Objectives and Review Process

Outlines our compensation philosophy and the objectives and roles of each of the Compensation Committee and Chief Executive Officer (“CEO”) in determining the compensation for our executives

Fiscal Year 2020 Compensation Discusses the performance factors and specific compensation decisions for fiscal year 2020 and the impact of the COVID-19 pandemic on our business and compensation

Elements of Compensation Provides a more detailed description of each element of our executive compensation program and the considerations reviewed in assessing each element

Tax, Accounting and Other Considerations Outlines the various tax, accounting and other factors that are considered by the Compensation Committee with respect to our executive compensation program

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Executive Summary

The Compensation Committee is committed to evaluating and updating our executive compensation and corporate governance practices based on its continual review of current market practices and governance trends, amongst other factors. We place significant value on tying our executives’ compensation to the long-term value creation for our stockholders, and balancing both short-term performance and retention, which we achieve by incorporating a fixed base salary while significantly weighting the NEO pay mix towards long-term incentive compensation and short-term bonuses tied to performance. We believe the current structure is strongly aligned with the long-term interests of the Company’s stockholders, demonstrates pay-for-performance alignment and reflects a program that is well-aligned with the best market practices. In 2019 and 2020, we expanded our compensation-related governance policies to enhance the protocols that guide how executive compensation decisions are made and safeguard stockholder interests.

Our Distinctive Global Public Company Real Estate Business Model

Kennedy Wilson is a global real estate investment company with a unique and global business model that is not directly comparable to most other publicly-traded real estate companies. Unlike traditional public real estate, we not only own, operate and invest in multi-family and commercial real estate properties, we also engage in more complex real estate activities through our investment management platform and invest in debt opportunities across the globe.

TWO KEY INVESTMENT SEGMENTS

Consolidated Portfolio	Co-Investment Portfolio

• Permanent capital vehicle focused on maximizing property cash flow	• Complementary platform generating recurring asset management fees and promotes

• Targeting wholly owned investments with accretive asset management opportunities	• Includes real estate and loan investments with strategic partners and commingled fund business

• Longer-term hold period	• Primary investors include:

• insurance companies

• public and private pension plans

• family office and private equity clients

We are a global company that owns and develops multifamily and commercial properties primarily located in the Western U.S., the U.K. and Ireland. As of December 31, 2020, we have an ownership interest in approximately 43 million square feet of property globally, including 29,841 multifamily rental units and 21.9 million square feet of commercial property.

Kennedy Wilson / Proxy Statement 2021 /   31

COMPENSATION DISCUSSION AND ANALYSIS

Portfolio Overview* By Property Type1 81% Multifamily and Office Sectors Multifamily 47% Office 34% Retail 13% Hotels and Industrial 6% $394m Estimated Annual NOI** $18bn Real Estate AUM By Country1 55% Portfolio in Western U.S. Geography Western U.S. 55% UK 21% Ireland 20% Italy & Spain 4% $3.9bn Fee-Bearing Capital** +$2.2bn Pipeline of Capital from Announced Platforms 202 Total Employees 1 Based on Estimated Annual NOI. * As of December 31, 2020. **See Appendix A for a definition of Estimated Annual NOI and Fee-bearing Capital.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Competitors

Our Company is not directly comparable to most publicly-traded real estate companies, which generally operate less complex business models, and is more comparable to private equity companies, investment banks and sophisticated family offices with large real estate portfolios.

	Kennedy-Wilson Holdings, Inc.	Traditional Publicly-Traded Real Estate Company Business Model	Private Equity Real Estate Firms

Source and use strategic third-party capital to operate a fund and separate account business to invest in opportunistic and value-add investments

Operate on a global scale

Invest in a diverse array of property types

Engage in significant development and redevelopment activity

Local operating teams

Legend:             Fully Engage             Partially Engage             Minimally Engage

In this respect, our true and closest competitors are not traditional real estate operating companies and REITs. Instead, we directly compete with a combination of private equity real estate companies, investment banks and sophisticated family offices, among others, in terms of deal sourcing, accessing third-party capital and the recruitment of talent. Many of these companies operate as privately-held companies or have a real estate platform that is one operating segment where compensation information is not publicly disclosed and not available to directly compare the compensation of our NEOs to that of our closest competitors.

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COMPENSATION DISCUSSION AND ANALYSIS

Strong Stockholder Support of 2020 Say-on-Pay Vote

At our 2020 annual meeting, 98% of votes cast were voted in favor of our say-on-pay vote, which strongly affirms our stockholders’ support of our approach to executive compensation. During 2020, the Compensation Committee remained committed to maintaining a pay-for-performance compensation structure that promoted our stockholders’ best interests while continuing to make enhancements to further align our compensation program with best practices.

Our say-on-pay vote is currently held on an annual basis, consistent with the preference expressed by a majority of our shareholders.

Evolution of Our Compensation Program and Responsiveness to Stockholders

Our Compensation Committee, in consultation with its independent compensation consultant, has sought to create a compensation program that (i) provides long-term incentives that are strongly aligned with the long-term interests of our stockholders; (ii) provides our executive officers with short- and long-term incentives that directly support our strategic business plan; (iii) emphasizes the importance of pay transparency; and (iv) provides competitive compensation levels to retain and motivate a high caliber executive team capable of managing our sophisticated business model and global operations.

In our efforts to accomplish these objectives, we have considered the following key factors:

●	The executive officers and our independent directors own approximately 22% (as of April 23, 2021) of the Company’s stock, ensuring alignment with the Company’s stockholders;

●

We directly compete with a combination of private equity companies, investment banks and sophisticated family offices with large real estate portfolios, among others, where the compensation structures provide for a more levered risk-reward model than typically used by public companies; and

●	We are committed to providing pay transparency to our stockholders and maintaining strong governance practices that support our pay-for-performance compensation philosophy.

98% Support

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COMPENSATION DISCUSSION AND ANALYSIS

In 2020, the feedback on our executive compensation program was overwhelmingly positive, as reflected in our market-leading say-on-pay support. We are committed to evaluating and making changes to our compensation and corporate governance practices based on our continual review of the factors above. Based on discussions with stockholders, along with our ongoing evaluation of best practices, we have made a number of compensation and governance enhancements in recent years, including:

2020 - 2021	• Achieved market-leading 98% say-on-pay support in 2020
• Increased the percentage of performance-based awards compared to total equity awards from 67.67% to 80%
• Provided enhanced disclosure on each element of our compensation program
2019 - 2020	• Broadened the clawback policy to all NEOs (cash and equity compensation)
• Increased director ownership guidelines to 4x the annual cash retainer
• Expanded our insider trading policy to explicitly prohibit all pledging of Company securities

• Amended the Company’s Second Amended and Restated 2009 Equity Participation Plan to include numerous stockholder-friendly provisions, including, the prohibition of the discretionary accelerated vesting of awards and a minimum one-year vesting requirement on all equity grants

• Created the Capital Markets Committee of the Board to assist the Board in monitoring and overseeing the policies and activities of the Company relating to the Company’s capital market activities, foreign currency exchange exposure and debt program

2018 & Prior	• Eliminated the cash bonus pool based on Adjusted EBITDA and adopted a cash bonus program tied to multiple operating and financial metrics
• Rebalanced the pay mix to be significantly weighted towards long-term incentive compensation
• Modified performance-based equity awards to be based on more rigorous and challenging hurdles, including a new relative TSR metric
• Added a mandatory three-year post-vesting holding period on NEO restricted stock awards
• Changed to an annual say-on-pay vote proposal beginning in 2017
• Eliminated dividends on unearned restricted stock awards and “retesting” or “catch- up” features from all restricted stock awards
• Adopted robust stock ownership guidelines including 10 times base salary for the CEO
• Appointed three additional independent directors and lead independent director

Kennedy Wilson / Proxy Statement 2021 /   35

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives and Review Process

Our Company’s compensation program objectives are as follows:

Pay Competitively	Pay-for-Performance	Alignment with Stockholders

Pay our executive officers a competitive level of compensation that best reflects individual performance, overall role and responsibility, and our performance and the performance of our business units	Provide our executive officers with long-term incentive compensation and annual bonuses that are subject to the attainment of rigorous Company performance objectives

Provide long-term incentive compensation that is strongly aligned with the long-term interests of our stockholders and encourages retention by paying a significant portion of compensation to our executive officers in equity

A significant portion of our NEOs’ compensation is at-risk subject to the Company’s achievement of performance goals. Consistent with this focus, our compensation program provides our executive officers with long-term incentive compensation and annual bonuses that are based on Company performance. We encourage our executives to take a long-term approach by compensating them in restricted equity that vests over a period of three years if the Company meets or exceeds return on equity (“ROE”) and TSR goals, subject to an additional three-year post-vesting holding period.

Role of the Compensation Committee

Our Compensation Committee determines the compensation for all of the NEOs employing the following process.

•

It receives input as necessary and appropriate from Company management, including the Chief Executive Officer, other than with respect to his own compensation, and the Compensation Committee’s compensation consultant, as discussed below

•

Our Chief Executive Officer makes recommendations to the Compensation Committee on the compensation of executive officers who report to him based on his assessment of the achievement of the Company’s strategic plans, the executive’s individual performance and a variety of other factors (such as compensation history, tenure, responsibilities, market data and retention concerns)

•

The Compensation Committee considers these recommendations, the input of its independent compensation consultant, as well as its own research to make all final decisions affecting NEO compensation, executive compensation philosophy, policies and plan design

Role of the Compensation Consultant

The Compensation Committee has retained an independent compensation consultant to advise it in connection with its responsibilities. During 2020, the Compensation Committee retained FPL Associates L.P. (“FPL Associates”) to provide peer group compensation data and market practices and advice with respect to the compensation, annual bonus program and restricted stock awards applicable to executive officers and employment agreements. The Compensation Committee has determined that FPL Associates is independent and that there was no conflict of interest between the Company and FPL Associates. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1(b) of the Securities Exchange Act of 1934, as amended, and the NYSE listing standards.

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COMPENSATION DISCUSSION AND ANALYSIS

Use of Peer Group Data

Each year, the Compensation Committee reviews the Company’s peer group to ensure the appropriateness of each peer company, as well as the peer group in totality. The Compensation Committee, with the assistance of FPL Associates, reviewed the Company’s peer group in 2020, specifically to identify a replacement for Oaktree Capital Group, LLC, a peer which was acquired by Brookfield Asset Management, Inc. in 2019. The Compensation Committee sought to ensure that the peer group continued to reflect our Company’s current dynamics, which combined with our size, global reach, and development and strategic capital platforms, puts us in a unique category, making peer group selection that much more challenging. In selecting the Company’s peer group, the Compensation Committee sought to create a blend of diverse companies that would reflect the Company’s complex business model and global scope when viewed in totality.

In assessing potential peers and developing the most appropriate blend of companies, the Compensation Committee maintained the methodology previously established and took into consideration: (i) publicly-traded real estate companies in the United States and Europe with whom the Company competes for investment opportunities and talent, (ii) peer groups identified for the Company by independent third-parties (including those used by financial service providers and proxy advisory groups) and (iii) the recent say-on-pay results of any potential peer.

The companies that make up the Company’s peer group were selected using the following criteria:

•	companies with appropriate size comparison in terms of assets under management and total enterprise value

•	asset managers with real estate portfolios and real estate companies with strategic capital platforms that invest in real estate through funds

•	real estate companies with similarly-skilled executive management teams and a multi-faceted business model

•	real estate companies that participate in real estate development

•	companies that operate in multiple domestic and international markets and invest in multiple asset types

•	at least one European real estate company, as the Company has significant operations and investments in Europe

The Compensation Committee reviewed real estate operating companies, REITs and publicly-traded private equity and asset management firms compared to the criteria listed above. The Compensation Committee selected the following 10 publicly traded companies for the Company’s peer group (in alphabetical order) that met at least three of these criteria. The majority of these peer companies share some, but not all, aspects of our business model, further demonstrating our uniqueness. While no singular company is entirely comparable to Kennedy Wilson, we believe that, on a blended basis, our current peer group generally provides an accurate representation of the Company’s operations.

Kennedy Wilson / Proxy Statement 2021 /   37

COMPENSATION DISCUSSION AND ANALYSIS

Company	Size(1)	Real Estate	Developer	Global	Strategic Capital(2)

Kennedy-Wilson Holdings, Inc.

Apollo Global Management, LLC

Ares Management Corporation

Essex Property Trust, Inc.

Kilroy Realty Corporation

Land Securities Group plc

Prologis, Inc.

Sculptor Capital Management, Inc.

SL Green Realty Corp.

UDR, Inc.

Vornado Realty Trust

(1)	Size is based on assets under management, when available, or total enterprise value as of December 31, 2020

(2)	Strategic capital is based on if the company has a significant fund management and separate account business in which it invests in real estate assets

The Compensation Committee, in consultation with FPL Associates, conducted a thorough analysis and identified Sculptor Capital Management, Inc. as the best replacement for Oaktree Capital Group, LLC (a peer which was acquired by Brookfield Asset Management, Inc. in 2019). In our review, the Company determined that a public asset manager with significant real estate assets and global exposure would be most appropriate and consistent with the profile of the peer being replaced. The Compensation Committee concluded that Sculptor Capital Management, Inc. was the most relevant comparison based on (i) their comparative size as compared to Kennedy Wilson; (ii) their significant real estate holdings and global presence; and (iii) the fact that they have been identified as a peer for the Company by independent third-parties.

The above peer group is subject to annual adjustments based on changes at peer companies, including for material changes in business operations.

During 2020, the Compensation Committee utilized peer group compensation data in order to understand the reasonableness of the Company’s pay levels and structure as compared to the market. Reflecting the Compensation Committee’s view that the Company is not readily comparable to other companies of a similar size in the real estate industry (due, in part, to the Company’s diverse line of businesses, revenue streams and investment type), in determining the overall amounts of compensation to be awarded to the NEOs and the relative portion of compensation to be divided among base pay, bonus, and long-term incentives, the Compensation Committee does not adhere to a specific formula or aim to set compensation at a specified level as compared to specific benchmarking or survey data. Please see the discussion in “Elements of Compensation” below.

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COMPENSATION DISCUSSION AND ANALYSIS

Risk Mitigation

Our executive compensation program is designed to achieve an appropriate balance between risk and reward that does not incentivize unnecessary or excessive risk-taking. We believe that our annual cash bonus program and our equity-based compensation program contain appropriate risk mitigation factors, as summarized below:

RISK MITIGATION FACTORS

Multiple Performance Factors Range of Awards (not all-or-nothing) Clawback Policy for all incentives paid to all NEOs Annual Bonus Mandatory post-vesting holding period of 3 years Anti-Hedging and Anti-Pledging Policy Executive and Non-Employee Director Stock Ownership Guidelines Long-Term Incentives

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2020 Compensation

2020 Financial Performance Results

2020 was another strong performance year for Kennedy Wilson despite turbulent global economic conditions stemming from the global pandemic. We were able to not only successfully execute on strategic transactions, but we were also able to quickly and strategically respond to changing market conditions to create new opportunities and grow our fee-bearing capital by 30%. Through our investment platforms, operating in the United States and the United Kingdom, we have further strengthened relationships with existing partners and forged relationships with new partners to significantly increase our access to institutional capital. We believe our ability to seek out and execute on new opportunities, both on our own and with our partners, while continuing to execute on strategic transactions, will continue to facilitate broad access to attractive investments, thus positioning the Company for long-term success. Additionally, at the same time, the Company worked closely with tenants to maintain high occupancy rates with continued strong rent collections across our global portfolio and achieved record financial results in 4Q as we headed into 2021. Each of these accomplishments were significant and challenging, especially to execute on an international platform during a global health crisis and unpredictable market conditions.

Significant Transactional and Development Activity:

Completed $2.3 billion in investment transactions and completed the development and/or lease-up of 1,100 multifamily units and 0.5 million commercial square feet:

•	Completed $1.2 billion of total dispositions ($984 million at KW share), which generated $326 million of gains on sale and $794 million of cash to the Company.

•	Completed $1.1 billion ($241 million at KW share) of new acquisitions.

•	Completed global lease-up initiatives across 264,000 commercial square feet and 714 multifamily units, which added $5.1 million in Estimated Annual NOI.

•	Completed the development of 317,000 commercial square feet and 556 multifamily units which is expected to add approximately $10 million in Estimated Annual NOI when stabilized.

Investment Management Growth:

Fee-bearing capital grew by 30% to $3.9 billion in 2020 (added $1 billion in gross fee-bearing capital) with a strong pipeline of over $2.2 billion in additional fee-bearing capital to be deployed. The significant growth of our investment management platform was driven by the launch of two new investment platforms in 2020:

•

Successful Launch of Urban Logistics Platform: Launched a $1 billion EU urban logistics platform through a joint venture with GIC, Singapore’s sovereign wealth fund, to acquire and manage urban logistics properties in the UK, with the potential to expand into Ireland and Spain. The platform was seeded with $220 million of assets that the Company previously wholly-owned. Kennedy Wilson has a 20% ownership in the joint venture. As of March 31, 2021, the platform has already grown to hold $444 million of assets.

•

Successful Launch of New Debt Platform: Launched a new $2 billion debt platform in May 2020 and completed $662 million of loan investments during 2020, growing the aggregate debt platform to $788 million at year-end. In 1Q-2021, the new debt platform surpassed $1 billion in real estate debt commitments. Kennedy Wilson has a weighted average ownership of 9% in its real estate debt investments.

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COMPENSATION DISCUSSION AND ANALYSIS

Maintained High Level of Rent Collections and Occupancy:

•	In 4Q, 98% of rents were collected for Multifamily and Office, which resulted in 96% of rents collected for 2020.

•

Our multifamily portfolio weighted-average occupancy was 95.2% at year-end, completing 7,658 leases across the global market-rate portfolio. Our office portfolio weighted-average occupancy was 94.2% at year-end, completing 1.0 million square feet of office leasing activity.

Record 4Q Earnings:

We were able to end the year with record quarterly results, with Adjusted EBITDA of $346.9 million (vs. $278.1 million in 4Q 2019) and Adjusted Net Income of $222.8 million (vs. $209.7 million in 4Q 2019) as we entered 2021. We achieved an Adjusted EBITDA of $608.0 million and adjusted Net Income of $306.9 million for the year ended December 31, 2020.

Expansion of Share Repurchase Program:

We expanded our $250 million buyback to $500 million in November 2020. We repurchased and retired 3.4 million shares for $57 million at a weighted-average price of $16.88 per share during 2020 and returned $185 million to shareholders in the form of dividends and share repurchases, equating to approximately $1.31 per share.

Strong Balance Sheet with Record Cash Levels:

At year-end, we had $1.3 billion in cash and available lines of credit and reduced our floating risk rate with 88% fixed or hedged debt (KW Share). In addition, we ended the year with limited near-term maturities (2.0% debt maturing by year end 2021), $1.5 billion in unencumbered assets and a 3.7% weighted average cost of debt.

Corporate Financing Activity:

Kennedy Wilson Europe Real Estate Limited (“KWE”), a wholly-owned subsidiary of the Company, purchased approximately £130 million, or 26%, of its 3.95% sterling denominated bonds due in 2022. In early 2021, we also refinanced our senior notes, due in 2024, with new 8-year and 10-year bonds that produced approximately $10 million in interest cost savings while extending the term significantly. In addition, we also entered into a new corporate credit facility in early 2020 which effectively extended the term by an additional three years and lowered our cost of borrowing.

Reduced Costs and Simplified KW:

The sale of our third-party property services and brokerage division, Kennedy-Wilson Properties, Ltd. (“KWP”) during 2020, reduced annual costs by $12 million. Including the sale of this business, the sale of our property research business in 2018 and other significant changes to streamline the business, we were able reduce base payroll and G&A expenses by $30 million (approximately 30%) over the last two years.

See Appendix A for certain definitions and reconciliations of non-GAAP financial information.

Kennedy Wilson / Proxy Statement 2021 /   41

COMPENSATION DISCUSSION AND ANALYSIS

2020 Non-Financial Achievements

The long-term success of our business is not only contingent on our financial results but also our ability to execute on key human capital, environmental and other strategic initiatives. This fact was amplified by the onset of the COVID-19 pandemic in March 2020 that resulted in sudden disruptions to the U.S. and global economies and the health crisis that ensued. Kennedy Wilson prioritized the health and safety of our employees and tenants and successfully executed on our human capital and ESG strategic priorities:

Immediate Response to the COVID-19 Pandemic

•

Created a COVID-19 task force to support our employees, tenants and business. The task force continuously tracks local, regional and national restrictions across the globe to ensure compliance, has implemented new policies and procedures for safe returns to our offices, and provide resources to support employee family and well-being resources for physical, mental and financial health, among other things.

•	Successfully transitioned entire workforce to temporarily work from home without disruption to services or system availability and enhanced cyber security for new working environment

•	Launched global relationship tracker and held first fully virtual annual shareholder meeting

•	Rolled out virtual leasing across global multifamily portfolio

Executed on Human Capital and ESG Strategic Priorities

•	Recognized as one of “America’s Most Responsible Companies” by Newsweek

•	Launched first global ESG microsite and enhanced ESG disclosures

•	Expanded greenhouse gas and water measurement program in 2020 to include our U.S. commercial and multifamily portfolio

•	Pivoted 2020 internship program to 100% virtual for six weeks, three days/week

•	Launched Headspace for Work and Maven maternity care benefits globally

•	Donated $1.7 million to organizations focused on children’s health, education and veterans’ initiatives.

•	Created a formal internal ESG committee for management and oversight

See page 26 for additional details about our ESG initiatives

42   / Kennedy Wilson / Proxy Statement 2021

COMPENSATION DISCUSSION AND ANALYSIS

In addition to strong financial and operational performance, we achieved long-term TSR that outperformed both our peer group and the MSCI World Real Estate Index (“World Index”) over the three-year and ten-year periods ended December 31, 2020. Our short-term performance in 2020 was impacted by the pandemic, which was consistent with negative results across the sector; however, we continue to rebound in 2021 and perform at or above the indices year-to-date.

CUMULATIVE TOTAL RETURN OVER 10 YEARS

Total Stockholder Returns				KW: Kennedy Wilson Holdings, Inc. World: MSCI World Real Estate Index Peers: Executive Compensation Peer Group Median**
10 - Year 12/31/2020	3 - Year 12/31/2020	1 - Year 12/31/2020*	Year-to-Date 3/31/2021*
KW 138%	KW 18%	World (4%)	Peers 15%
World 97%	World 12%	KW (15%)	KW 14%
Peers 83%	Peers (4%)	Peers (23%)	World 6%

Source: S&P Global Market Intelligence

For definitions of terms used throughout this section of the proxy statement and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, see Appendix A.

*The Company’s 1-Year and Year-to-Date total stockholder returns were impacted by the COVID-19 pandemic and should be viewed accordingly.

**See “Use of Peer Group Data” below for additional details on our peer group.

The foregoing section is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

$300 $250 $200 $150 $100 $50 $0 12/31/2 010 12/32/2 011 12/31/2 012 12/31/2 013 12/31/2 014 12/31/2 015 12/31/2 016 12/31/2 017 12/31/2 018 12/31/2 019 12/31/2 020 Kennedy-Wilson Holdings Inc. MSCI World RE Index Peer Group Median

Kennedy Wilson / Proxy Statement 2021 /   43

COMPENSATION DISCUSSION AND ANALYSIS

2020 Compensation Snapshot

The Compensation Committee remains committed to maintaining a pay-for-performance philosophy that ensures management remains focused on executing our proven long-term business strategy and continues to provide significant alignment with our stockholders. Key year-end 2020 compensation decisions and actions included:

Increased Allocation to Performance-Based Equity Awards

Beginning with our 2021 annual equity awards, the allocation of performance-based equity awards contingent upon ROE and relative TSR performance increased to 80% (up from 67.67%) and the allocation of retentive equity awards was reduced to only 20% (down from 33.33%)

Meaningful Decreases To 2020 Cash Bonuses

Despite our strong overall results and successfully executing key strategic priorities, the Compensation Committee determined it was appropriate to reduce cash bonus payouts by 20% to recognize the impact of the COVID-19 health crisis to our 2020 results.

Stockholder support of commitment to say-on-pay for performance and strategic alignment of our compensation program is demonstrated by the extraordinary level of stockholder support (98%) of our 2020 say-on-pay vote

•	Approximately 82% of our NEOs’ compensation is variable and directly tied to the achievement of operational, financial and/or stock price performance.

•

The majority of compensation is comprised of equity awards that are subject to the same stock price fluctuations as our stockholders. Additionally, all our stock grants (including performance stock awards and retentive stock awards) require our NEOs to hold shares for an additional three years following the vesting date to reinforce our commitment to aligning our NEOs’ interests with those of our stockholders.

•

We generated 18% three-year total shareholder return in 2020 outperforming the MSCI World Real Estate Index by 600 bps. The graph below compares our average NEO compensation, our three-year TSR performance and our annual TSR performance relative to the MSCI World Real Estate Index from 2018-2020 and demonstrates the alignment of our NEO compensation with our long-term TSR performance:

	Year	Total Compensation
Mr. McMorrow Chairman and CEO	2020 2019 2018	$16,444,951 $16,312,481 $13,426,907
Ms. Ricks President	2020 2019 2018	$12,248,197 $12,748,197 $9,825,290
Mr. Enbody Chief Financial Officer	2020 2019 2018	$5,153,531 $5,493,322 $4,246,968
Mr. Mouton General Counsel	2020 2019 2018	$4,663,780 $5,627,721 $4,702,300
Mr. Windisch Executive Vice President	2020 2019 2018	$7,943,211 $6,801,374 $5,082,100
Please see “Compensation Discussion and Analysis-Compensation Tables” and “Compensation Discussion and Analysis-Elements of Compensation” for further details.

Average NEO Total Compensation 3- Year TSR -16% 23% 18% $7,457 2018 $9,397 2019 $9,291 2020

44   / Kennedy Wilson / Proxy Statement 2021

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation

With respect to the Company’s NEOs, the three primary elements of compensation are base salary, annual bonus and long-term incentives. Each element of compensation is determined based on thoughtful consideration by the Compensation Committee and is designed so that the program in totality supports our strategic business plan and motivates management to drive long-term value creation for our stockholders. We believe that the effectiveness and alignment of our compensation program is demonstrated by our market leading TSR performance and strong stockholder support of our 2020 say-on-pay vote.

Base Salary

Base salary is set to attract and retain executive talent taking into consideration competitive market conditions with respect to comparable companies. Base salary is determined by level of the position within the Company and the individual’s current and sustained performance results. Base salaries for all NEOs are set by the Compensation Committee, taking into account input as appropriate from the Chief Executive Officer, other than with respect to his own base salary.

The base salaries of our NEOs were generally established by our Compensation Committee in 2018 in connection with the renewal of employment agreements and amendments to employment agreements that we entered into with our NEOs at that time after considering competitive levels of base pay and a desire to set levels of base pay that are internally equitable and may be adjusted periodically to align with changes in each individual’s role, responsibilities and performance.

In early 2020, the Compensation Committee reviewed base salaries for each NEO. Some of the most important factors that were considered included: the number of employees supervised by the officer; the effort expended by the officer in soliciting and bringing new business or capital investments to his or her business unit; the extent to which the officer’s business unit generated new business or new capital; the travel demands placed upon the officer; and the extent to which the officer is engaged in investor relations activities. While these factors are critical to our success, many of them cannot be evaluated quantitatively, so a portion of the evaluations by the Compensation Committee is subjective.

Based on this review, 2020 base salaries for the NEOs were not increased, except for Mr. Windisch. The Compensation Committee determined that a $50,000 increase was appropriate for Mr. Windisch given his significant contributions to Kennedy Wilson’s success during 2019, his significant responsibilities in executing the Company’s strategic plan and to ensure internal pay equity as compared to other NEOs.

The base salaries for each of the NEOs in 2020 were as set forth below.

Named Executive Officer	2020 Base Salary

William J. McMorrow	$1,500,000

Mary Ricks	1,250,000

Justin Enbody	700,000

Kent Mouton	800,000

Matt Windisch(1)	800,000

(1)	Base salary increase for Mr. Windisch was effective as of January 15, 2020.

Kennedy Wilson / Proxy Statement 2021 /   45

COMPENSATION DISCUSSION AND ANALYSIS

Annual Bonus

Our Compensation Committee believes that annual bonuses should play a significant role in motivating executives to accomplish near-term priorities that ultimately provide increases in stockholder value and that NEOs should be eligible for bonuses that are a significant percentage of base pay (defined as a multiple of base pay). The Compensation Committee believes that individual contributions and the financial performance of an NEO’s business unit should be a critical component of his or her bonus calculation and overall Company performance should be factored into the bonus methodology for all NEOs.

2020 Annual Bonus Opportunities

2020 bonus opportunities were set at a level that would provide NEOs with appropriate total cash compensation dependent on Company and individual performance in a manner that reflected their relative levels of contribution as determined by the Compensation Committee in its sole discretion. 2020 bonus opportunities for each NEO remained unchanged from 2019 levels (as a multiple of base pay).

Each NEO’s incentive cash bonus opportunity for 2020 is based upon a threshold, target and maximum amount (each denominated as a percentage of base salary) as shown in the following table. Whether any of the threshold, target or maximum bonus levels were attained was determined by the Compensation Committee based on the achievement of corporate performance metrics and the Compensation Committee’s assessment of each executive’s individual performance.

Named Executive Officer	Threshold	Target	Maximum

William J. McMorrow	100%	200%	300%

Mary Ricks	100%	200%	300%

Justin Enbody	82.5%	165%	250%

Kent Mouton	57.5%	115%	175%

Matt Windisch	100%	200%	300%

2020 Performance Assessment

The Company originally planned to establish an annual cash bonus program for 2020 using a formula tied to financial metrics consistent with the 2019 program. Prior to the finalization of our 2020 cash bonus program, however, the COVID-19 health crisis had materialized and had an immediate and significant impact on the operations of Kennedy Wilson’s multifamily, office and retail assets and our 2020 strategic priorities. The historical formula used to evaluate performance goals would not have reflected the actual business priorities for the year and a new formula was difficult to define as the effects of the pandemic were still unknown. To ensure effective alignment between NEO bonuses and our 2020 objectives that included near-term pandemic-related priorities, the Company used a more comprehensive performance framework. The Compensation Committee assessed 2020 performance under the bonus framework using a combination of (i) the continued execution of our long-term strategic priorities, (ii) financial and operational performance metrics, and (iii) effective management of new COVID-19 factors. The Compensation Committee evaluated the Company’s performance results and determined that:

46   / Kennedy Wilson / Proxy Statement 2021

COMPENSATION DISCUSSION AND ANALYSIS

Successful Execution of Our Long-Term Strategy

The Company had no significant slowdown in development projects or the execution of strategic initiatives, despite the challenges presented by the COVID-19 pandemic. In the midst of a turbulent year, the Company was able to strengthen existing relationship with partners and forge new and meaningful relationship with institutions providing the Company with even greater access to institutional capital to capitalize on opportunities in the future. Additionally, the Company continues to prioritize and execute on a number of corporate responsibility and ESG strategic initiatives*. Key accomplishments included:

•	Fee-bearing capital growth of over 30% in 2020, adding $1 billion in gross fee-bearing capital in 2020; strong pipeline of over $2 billion in additional fee-bearing capital to be deployed

•	Launched $1 billion EU urban logistics platform with GIC

•	Launched $2 billion real estate debt platform with Fairfax Financial (debt investments added $0.6 million in fee- bearing capital in 2020)

•

Completed $2.3 billion in investment transactions, including $1.1 billion in new acquisitions (Kennedy Wilson’s share of which was $241 million) and $1.2 billion in dispositions (Kennedy Wilson’s share of which was $984 million), resulting in $326 million of gains and $794 million of cash to Kennedy Wilson

•

No significant slowdown across approximately $2.5 billion of development projects, as well as completion of $800 million in new construction financing; completed significant development projects, comprising of 633 multifamily units and 61,000 square feet of commercial office space. We currently expect these projects to add $11 million in Estimated Annual NOI once completely stabilized

Achieved Strong Financial and Operational Results and Effectively Managed Through COVID

The Company outperformed the overall real estate industry in terms of occupancy rates, rent collections, controlling annual expenses and ended the year with record quarterly earnings. Given that full year 2019 was a record setting financial year for Kennedy Wilson, overall 2020 financial results in terms of Adjusted EBITDA and Adjusted Net Income were down from the prior year but still exceeded historical results and outperformed in 4Q demonstrating our portfolio’s resiliency and continued long-term growth trajectory in the midst of the global health pandemic. The Company worked diligently with tenants across the globe to closely monitor governmental regulations and programs to assist tenants in paying rent. In addition, the Company was able to preserve a strong financial position and balance sheet to take advantage of future opportunities to further its long-term goals.

•

Adjusted EBITDA of $608 million for 2020 and Adjusted Net Income of $307 million. We were able to end the year with record fourth quarter results, with Adjusted EBITDA of $346.9 million (vs. $278.1 million in 4Q 2019) and adjusted NOI of $222.8 million (vs. $209.7 million in 4Q 2019) as the Company enters 2021

•	Rent collections of 96% across our global investment portfolio for the year ended December 31, 2020 rents as of February 18, 2021

•	Weighted-average occupancy at our multifamily properties as of year-end was 95.2% and 94.2% at our office properties[1]

•	Managed record liquidity levels with more than $900 million in cash as of 4Q plus $300 million available under credit facility; Increased share repurchase program to $500 million from $250 million

*See page 40 for additional performance details and page 26 for additional details about our ESG initiatives.

1 At the Company’s share. Occupancy stats on stabilized portfolio and excludes assets undergoing lease-up or development

Based on the Company’s performance as compared to the bonus framework detailed above, the Compensation Committee determined that overall the Company significantly exceeded expectations on key financial, operating and strategic priorities. Each of these accomplishments were significant and challenging, especially to execute on an international platform during a global health crisis. Notwithstanding management’s overall success in 2020, the Compensation Committee was sensitive to the pressure on our full year financial results and concluded that meaningful reductions of 20% from 2019 payouts were appropriate. For comparative purposes only and to ensure that 2020 payouts were reasonable, the Compensation Committee also reviewed payouts using the 2019 bonus methodology for adjusted cash flow per share, recurring recourse debt service coverage ratio and cash generated from asset sales and

Kennedy Wilson / Proxy Statement 2021 /   47

COMPENSATION DISCUSSION AND ANALYSIS

determined that payout between target and maximum would have been achieved, which the Compensation Committee believes is an indication that 2020 payouts were reasonable. The Company will return to a version of its historical formula-based NEO cash bonus program for the year ended December 31, 2021.

The 2020 annual cash bonuses paid to our NEOs based on the performance results discussed above are as follows:

Named Executive Officer	2019 Cash Bonus	2020 Cash Bonus(1)	YOY Change

William J. McMorrow	$4,500,000	$3,600,000	(20%)

Mary Ricks	$3,750,000	$3,000,000	(20%)

Justin Enbody	$1,750,000	$1,400,000	(20%)

Kent Mouton	$1,400,000	$1,120,000	(20%)

Matt Windisch	$2,250,000	$1,920,000	(15%)	(2)

(1)	Represents 2020 cash bonuses equal to 80% of the maximum bonus opportunity.
(2)	Mr. Windisch’s bonus opportunity was higher in 2020 as a result of his base salary increase and accordingly, his bonus was reduced by 15% from his 2019 bonus.

Long-Term Incentives

Long-term incentives in the form of equity awards are a crucial part of our overall executive compensation program. We believe that this component of the compensation program strongly aligns our NEOs’ interests with the long-term interests of our stockholders and also encourages retention of our highly-skilled employees. In 2020, long-term incentives were granted to our NEOs in the form of restricted stock units awards.

For the NEOs and other key employees, our long-term incentives program is designed to (i) provide for a range of vesting performance levels instead of all-or-nothing, (ii) ensure rigorous performance hurdles, (iii) provide further alignment with stockholder interests by using a relative TSR measure, and (iv) ensure the retention of management in all market cycles. The program balances each of these objectives by incorporating the following equity vehicles:

Relative TSR Performance Stock Award	ROE Stock Award	Retentive Restricted Stock Award

At-risk equity incentive designed to enhance the pay-for-performance structure and stockholder alignment, while motivating and rewarding senior management for superior relative TSR performance	At-risk equity incentive designed to enhance the pay-for-performance structure, while motivating and rewarding senior management for the achievement of rigorous ROE goals	Structured to retain executives while subjecting recipients to the same market fluctuations as stockholders, thereby motivating management to create long-term value through long-term vesting and holding requirements

48   / Kennedy Wilson / Proxy Statement 2021

COMPENSATION DISCUSSION AND ANALYSIS

The key terms of each of these equity vehicles are as follows:

33.3% of Award (40% beginning with 2021 grants)	3-year Relative TSR Stock Award

Cliff vesting 3 years after grant date if relative TSR performance hurdles are achieved vs. the MSCI World Real Estate Index and subject to the NEO’s continued employment. Awards will be forfeited for below threshold performance. Earned awards are required to be held for 3 years following the vesting date.

RESULT HURDLES Maximum +1,200bps (100% vested) Target +0bps (66.7% vested) Threshold -1,200bps (33.3% vested)
33.3% of Award (40% beginning with 2021 grants)	ROE Performance Stock Award

3-year annual vesting after grant date, subject to the achievement of ROE hurdles and subject to the NEO’s continued employment. Awards will be forfeited for below threshold performance. Earned awards are required to be held for 3 years following the vesting date.

RESULT HURDLES Maximum +12.5% (100% vested) Target +10.0% (66.7% vested) Threshold +7.5% (33.3% vested)
33.3% of Award (20% beginning with 2021)	Retentive Restricted Stock Award	3-year annual pro-rata vesting after grant date, subject to the NEO’s continued employment. Vested awards are required to be held for 3 years following the vesting date.

Annual equity awards are determined and granted in the first quarter each year along with cash bonus payments and are intended to reward the previous year’s performance. In 2020, annual equity awards were granted on January 16, 2020, prior to the onset of the COVID-19 pandemic. The Compensation Committee maintained target levels for annual 2020 equity awards consistent with those applicable to its 2019 annual equity awards and granted our NEOs the following restricted stock awards:

Named Executive Officer	Total Equity Award (# of shares at Target)	Relative TSR Stock Award (# of shares at Target)	ROE Performance Stock Award (# of shares at Target)	Retentive Restricted Stock Award (# of shares at Target)	Total Grant Date Fair Value(1)

William J. McMorrow	287,738	95,913	95,912	95,913	$5,516,896

Mary Ricks	239,043	79,681	79,681	79,681	$4,583,251

Justin Enbody	97,388	32,463	32,462	32,463	$1,867,252

Kent Mouton	101,815	33,939	33,938	33,938	$1,952,132

Matt Windisch	121,734	40,578	40,578	40,578	$2,334,047

(1)	Based on the grant date fair value as calculated by an independent third-party appraiser in accordance with FASB ASC Topic 718.

100% of 2020 Annual Restricted Stock Award

Kennedy Wilson / Proxy Statement 2021 /   49

CORPORATE GOVERNANCE AND BOARD MATTERS

Key Terms of the Relative TSR Stock Awards

Under the terms of the 2020 restricted stock awards granted to our NEOs, the relative TSR restricted shares are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2023 if our TSR equals or exceeds the hurdles set forth below relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below).

Performance Level	3-Year Relative TSR Hurdle	Payout Percentage

Maximum	+1,200bps	100%

Target	+0bps	67%

Threshold	-1,200bps	33%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. Any shares not earned at the end of the performance period will be forfeited to the extent that the threshold performance level is not achieved. Any earned shares will be subject to an additional post-vesting holding period through the third anniversary of the date on which the shares vest.

Key Terms of the ROE-Based Performance Stock Award

Under the terms of the 2020 restricted stock awards granted to our NEOs, the ROE restricted shares are scheduled to vest one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2020, 2021 and 2022 if our ROE equals or exceeds the hurdles set forth below for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below).

Performance Level	ROE Annual Hurdle	Payout Percentage

Maximum	12.5%	100%

Target	10.0%	67%

Threshold	7.5%	33%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. Any shares eligible to vest at the conclusion of any fiscal year that are not earned at the end of such year will be forfeited to the extent that the threshold performance level is not achieved. Any earned shares will be subject to an additional post- vesting holding period through the third anniversary of the date on which the shares vest.

As reflected in the payout percentages specified in the tables above for the TSR and ROE restricted shares, we intend for the TSR and ROE restricted shares to vest at maximum level only if we significantly outperform our target goals.

Key Terms of the Retentive Restricted Stock Awards

Under the terms of the 2020 restricted stock awards granted to our NEOs, the retentive restricted shares vested one- third (1/3) on January 16th of 2021 and are scheduled to vest one-third on January 16th of each of 2022 and 2023, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). Any vested shares will be subject to an additional post-vesting holding period through the third anniversary of the date on which the shares vest.

50   / Kennedy Wilson / Proxy Statement 2021

COMPENSATION DISCUSSION AND ANALYSIS

ROE Performance-Based Awards for Extraordinary 2019 Accomplishments

The following awards were based on an evaluation of 2019 performance and granted in early 2020, prior to the onset of the COVID-19 pandemic, in order to reward our NEOs for their 2019 performance during a record-breaking year for the Company. In January 2020, the Compensation Committee reviewed the Company’s performance as of the recently completed fiscal year ended December 31, 2019 and noted the following significant accomplishments:

•	The Company delivered record growth in 2019 and significant stabilized portfolio net operating income and fee- bearing capital growth:

•

Record performance for GAAP Earnings per share (52% increase for a record $1.58 per share), Adjusted EBITDA ($728 million, up from previous record of $713 million set in 2018) and Adjusted Net Income (up 11% to record level of $443 million) in 2019

•	Declared a 5% increase in the common dividend per share at the end of 2019 to $0.88 per share (9th consecutive year of increasing our common dividend)

•

Fee-bearing capital grew by 39% to $3.0 billion in 2019 (raised $1.2 billion in new fee-bearing capital offset by a decrease of $0.3 billion due to asset dispositions). Completed the $775 million fundraise for Fund VI, a value- add fund focused on properties in the Western U.S., which had an initial target of $750 million. Fund VI is 55% larger than its predecessor fund, which closed in 2016.

•	In-place Estimated Annual NOI from the Company’s stabilized portfolio grew by $14 million to $421 million, despite being a net seller of assets and re-investing in our development pipeline.

•

We returned a total of $142 million, equating to approximately $1.00 per share, of capital back to stockholders through dividends and share repurchases. Our common stock produced a 28% total return to stockholders (strongest year since 2013) resulting in the outperformance of its benchmark, the MSCI World Real Estate Index, by 400 bps.

•

We and our equity partners completed $3.3 billion of investment transactions and we continued our execution of significant capital recycling efforts investing $503 million of cash with 58% into new investments, 38% into capex, and 4% into its share repurchase program. We generated in excess of $536 million of cash from the asset dispositions that we executed and our share of total gains from the sale of real estate in 2019 was $371 million, an increase of $45 million from 2018.

The Compensation Committee also noted that our CEO’s compensation approximated the 35th percentile of the peer group and average NEO compensation approximated the 45th percentile of the peer group notwithstanding our strong financial results, including above average TSR performance over the longer-term three-year and ten-year periods ending December 31, 2019. To recognize management for the extraordinary accomplishments in 2019, the Compensation Committee granted special ROE-based performance stock awards in January 2020. Following these grants, our CEO’s compensation and average NEO compensation compared to our peer group was closer to the 60th percentile and was deemed appropriate by the Compensation Committee in light of the Company’s outperformance on an absolute and relative basis.

To motivate continued outperformance, the ROE-based performance stock awards granted to our NEOs require significant, industry-leading ROE performance of 12.5% in each of the next three years to earn 100% of the awards. The awards are also designed to promote the long-term alignment of the NEOs with the stockholders by restricting the grants such that they may not be fully sold until the end of three years after vesting. Please see “Key Terms of the ROE- Based Performance Stock Award” for additional vesting terms and conditions.

Kennedy Wilson / Proxy Statement 2021 /   51

COMPENSATION DISCUSSION AND ANALYSIS

The following chart provides the ROE performance awards that were approved by our Compensation Committee in January 2020 for each named executive officer based upon their performance during the Company’s exceptional year for the year ended December 31, 2019, as well as the grant date fair value of such awards.

Named Executive Officer	ROE Stock Awards (# of shares at Target)(1)	Total Grant Date Fair Value(2)

William J. McMorrow	201,417	$3,992,085

Mary Ricks	132,802	$2,632,136

Justin Enbody	53,121	$1,052,858

Kent Mouton	15,493	$307,071

Matt Windisch	137,229	$2,719,879

(1)	Please see “Key Terms of the ROE-Based Performance Stock Award” for additional vesting terms and conditions.
(2)

Based on the grant date fair value as calculated by an independent third-party appraiser in accordance with FASB ASC Topic 718. Off-cycle awards were granted on January 16, 2020 at a grant date stock price of $22.65 and include a 12.5% discount in connection with the “no-sell” feature.

Other Material Terms of 2020 Restricted Stock Awards

Termination of Service. If an NEO’s employment is terminated by the Company or its subsidiaries without “Cause” or by the NEO for “Good Reason” (each as defined in the award agreement) (a “Qualifying Termination”), then with respect to the retentive restricted shares, the Compensation Committee may, in its sole discretion, provide that such restricted shares shall become fully vested upon such Qualifying Termination; provided, however, that such accelerated vesting shall apply automatically to the retentive restricted shares upon a termination by reason of the NEO’s death or disability. In addition, if an NEO’s employment terminates due to his or her death or disability, then any then-unvested relative TSR restricted shares and ROE restricted shares (including the ROE-based performance restricted shares for the record-breaking achievements during the year ended December 31, 2019) will remain outstanding and eligible to vest on each subsequent vesting date (without regard to the requirement that such NEO continue in employment through such vesting date) based on the level of attainment of the applicable performance goal(s) following such NEO’s death or disability.

Change of Control. In the event of a Change of Control of the Company (as defined in the Second Amended and Restated 2009 Equity Participation Plan), all then-unvested restricted shares will vest in full as of the date of the Change of Control, subject to the executive’s continued employment until immediately prior to the Change of Control.

No-Sale Period; Transferability. The restricted shares generally will not be transferable unless and until such shares vest. In addition, a grantee may not, without the consent of the Compensation Committee, transfer, sell or otherwise dispose of any vested shares prior to the earlier to occur of (i) the third anniversary of the date on which such RSUs vest, or (ii) the occurrence of a Change of Control of the Company. The transfer restrictions described in the preceding sentence will not apply to any transfer of shares to the Company, any transfer of shares in satisfaction of applicable withholding obligations with respect to the restricted shares, or any transfer following the termination of a grantee’s employment or engagement with the Company or its subsidiaries (including by will or pursuant to the laws of descent and distribution).

Distribution Equivalent Rights. Any dividends declared on the Company’s common stock with respect to unvested restricted shares will not be paid to the grantee on a current basis, but will instead accumulate and be paid to the grantee in a lump sum on the date (if any), and only to the extent, that the underlying restricted shares vest.

Definitions. For purposes of the award agreements:

“Cause” has the meaning set forth in the grantee’s employment agreement or similar agreement with the Company or its subsidiaries, or if no such agreement exists, then “Cause” means the occurrence of any of the following events: (A)

52   / Kennedy Wilson / Proxy Statement 2021

COMPENSATION DISCUSSION AND ANALYSIS

intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the grantee’s duties, (C) involvement in a transaction which is materially adverse to the Company or its subsidiaries, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or its subsidiaries, or (G) material breach of any provision of the Second Amended and Restated 2009 Equity Participation Plan or the restricted stock award agreement or any other written agreement between the grantee and the Company or its subsidiaries, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

“Good Reason” means the voluntary termination of the engagement of the grantee with the Company or its subsidiaries within 6 months of the Company or the Company’s subsidiaries: (1) instructing the grantee to provide services full-time or substantially full-time at any location not acceptable to the grantee (other than the Company’s main headquarters) that is more than 50 miles from the grantee’s principal place of work and more than 50 miles from the grantee’s principal residence; (2) eliminating or materially reducing the grantee’s duties with the Company or the Company’s subsidiaries or (3) materially reducing the grantee’s base pay (or base compensation).

“ROE” means the ratio of (i) for any year, net income before depreciation and amortization, the Company’s share of depreciation and amortization included in income, unconsolidated investments, share-based compensation, merger related expenses, loss on early extinguishment of corporate debt and after net income attributable to noncontrolling interests before depreciation and amortization, to (ii) tangible book equity (calculated as stockholders’ equity less goodwill in accordance with generally accepted accounting principles) for the applicable year.

Other Executive Benefits

NEOs are entitled to employee benefits generally available to all full-time employees (subject to fulfilling any minimum service period). These employee benefits include, among other things, vacation and health and welfare benefits generally available to all employees. We believe these benefits are generally competitive with those offered by similar companies in the markets in which we operate.

The Company’s employees, including the NEOs, participate in a tax-qualified 401(k) plan, pursuant to which the Company may match a certain portion of employee contributions. The Company may annually match 50% of employee contributions to the plan, limited to employee contributions equal to 4% of compensation, but not to exceed $3,000 for any participant.

In 2020, the Company maintained life insurance policies for each of Messrs. McMorrow and Mouton and Ms. Ricks. As described further below under the subheading “Termination and Change in Control Benefits,” the employment agreements between the Company and each of the NEOs provide that in the event an NEO is terminated due to his or her death, such NEO is entitled to receive a certain amount in cash. The employment agreements with each of the NEOs also provide that the Company may discharge its obligations to make such cash payments by paying such amount from proceeds of an insurance policy, the beneficiary of which will be the applicable NEO. Securing such life insurance policies for each of the NEOs, relieved the Company of its cash payment obligations to the NEOs upon their respective deaths, as described under the subheading “Termination and Change in Control Benefits.” The premiums paid by the Company for each of the NEOs’ life insurance policies in 2020 were as follows: Mr. McMorrow: $1.1 million; Ms. Ricks: $274,595; and Mr. Mouton: $350,000. The Company’s obligations to pay the premiums for the life insurance policies for Messrs. Enbody and Windisch expired at the end of 2019.

Pursuant to our Corporate Security and Aircraft Policy, the Board of Directors requires that the Company’s Chief Executive Officer and the Company’s President use private air travel for both business and personal use for purposes of security, rapid availability and efficiency and communications connectivity. Company-paid private air travel for personal use under such policy is capped at 125 flight hours per year per executive. The Company’s Chief Executive Officer and President recognize imputed taxable income for income tax purposes on their personal use of private aircraft

Kennedy Wilson / Proxy Statement 2021 /   53

COMPENSATION DISCUSSION AND ANALYSIS

using Standard Industry Fare Level rates pursuant to Internal Revenue Service Regulations and are not provided a tax reimbursement for any personal use of private aircraft.

Further details regarding certain benefits are contained in the Summary Compensation Table and accompanying footnotes. These benefits are provided because the Compensation Committee has concluded that they are generally competitive with those provided to comparable executives or provide benefits to the Company which are appropriate in light of their cost.

Employment Agreements

During 2020, the Company was a party to employment agreements with all of the NEOs. Additional information regarding the employment agreements of the NEOs may be found under the subheading below “Termination and Change in Control Benefits.”

Mr. McMorrow. The employment agreement between the Company and Mr. McMorrow expires on August 6, 2025 and provides for an annual base salary of $1,500,000. Under the agreement, Mr. McMorrow is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Enbody. The employment agreement between the Company and Mr. Enbody expires on December 29, 2023 and provides for an annual base salary of $700,000 (effective January 2019). Under the agreement, Mr. Enbody is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Ms. Ricks. The employment agreement between the Company and Ms. Ricks expires on August 6, 2025 and provides for an annual base salary of $1,250,000. Under the agreement, Ms. Ricks is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Windisch. The employment agreement between the Company and Mr. Windisch expires on December 29, 2023 and provides for an annual base salary of $800,000 (effective January 2020). Under the agreement, Mr. Windisch is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

Mr. Mouton. The employment agreement between the Company and Mr. Mouton expires on December 29, 2023 and provides for an annual base salary of $800,000. Under the agreement, Mr. Mouton is entitled to receive an annual performance bonus and equity compensation in amounts approved by the Compensation Committee, and insurance coverage and other benefits generally available to all other officers.

54   / Kennedy Wilson / Proxy Statement 2021

COMPENSATION DISCUSSION AND ANALYSIS

Minimum Ownership Guidelines

The Company’s Board of Directors expects executive officers and non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of stockholders. Accordingly, since 2018, executive officers have been required to hold all restricted stock awards and all shares paid in respect of vested restricted stock units for a three-year period post-vesting. In addition, the Board has established equity ownership guidelines for our executive officers and non-employee directors. The executives and directors are required to hold equity with a value equivalent to a multiple of their salary/annual cash retainer as listed in the table below:

Title	Multiple	Ownership Requirement Met (as of 12/31/2020)

Chairman and Chief Executive Officer	10x Base Salary	Yes

President	4x Base Salary	Yes

Chief Financial Officer	3x Base Salary	Yes

General Counsel	3x Base Salary	Yes

Executive Vice President (NEO)	3x Base Salary	Yes

Other Executive Officers	1.5x Base Salary	Yes

Non-employee Director	4x Annual Cash Retainer	Yes

The executive officers and non-employee directors have a grace period for compliance with the minimum ownership guidelines which ends on the later of December 31, 2021 or December 31 of the year in which the fifth anniversary of the executive officer or non-employee director’s appointment or first election to the Board occurs. At the end of the grace period and on each December 31 thereafter, if the executive officer or non-employee director does not hold shares with the requisite minimum equity ownership value, the person will be required to hold all vested equity grants on an after-tax basis until the required ownership level has been satisfied.

As of December 31, 2020, each of the executive officers and non-employee directors were in compliance with the minimum ownership guidelines set forth above.

Anti-Hedging and Anti-Pledging Policies

The Company maintains anti-hedging and anti-pledging policies that prohibit our officers, directors and employees from consummating the following transactions, (i) trading in puts, calls, options or other derivative security in the Company and (ii) pledging the Company’s securities as collateral for margin loans or other similar transactions.

The anti-hedging policy prohibits our officers, directors and employees from hedging against the value of the Company while continuing to own the covered securities without the full risks and rewards of ownership. Such behavior may cause the owner to no longer have the same objectives as the Company and its other stockholders. The anti-pledging policy was implemented because pledging securities of the Company as collateral for margin loans or other transactions raises potential risks to stockholder value, particularly if the pledge is significant. Under this policy, officers, directors and employees of the Company may not margin, or agree or offer to margin, the Company’s securities as collateral for a loan obligation. As of December 31, 2020, there were no existing pledges of the Company’s stock by its executives. Mr. Minella’s existing pledging arrangements at the time of adoption of this policy were grandfathered in, with the understanding that no future pledges of Company securities will be permitted.

Kennedy Wilson / Proxy Statement 2021 /   55

COMPENSATION DISCUSSION AND ANALYSIS

Tax, Accounting and Other Considerations

Section 162(m) of the Tax Code; Tax Deductibility

Section 162(m) of the Internal Revenue Code (the “Tax Code”) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for “covered employees.” Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), compensation that qualified as “performance based” under Section 162(m) was exempt from this deduction limitation. The Tax Act eliminated this exception for performance-based compensation for tax years beginning after December 31, 2017.

The Tax Act includes a limited grandfather provision, pursuant to which remuneration that is provided pursuant to a written binding contract in effect on November 2, 2017, and which has not been modified in any material respect on or after that date, may remain eligible for the exception for performance-based compensation under Section 162(m) (as in effect prior to the Tax Act).

The Compensation Committee has historically taken into account Section 162(m) in establishing compensation of our executive officers to preserve deductibility to the greatest extent possible and, to the extent available, intends to continue to treat qualified “performance-based” compensation that is grandfathered under the Tax Act as deductible compensation. However, the Compensation Committee retains the discretion and flexibility to award compensation that is not deductible under Section 162(m).

ASC Topic 718

Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

56   / Kennedy Wilson / Proxy Statement 2021

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Submitted by:	David Minella, Chairperson
Norman Creighton Cathy Hendrickson Stanley Zax Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any Company filings under the Securities Act or the Exchange Act that incorporate other filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee was established on November 13, 2009 and consists of David Minella (chairperson), Norman Creighton, Cathy Hendrickson and Stanley Zax. David Minella served as chairperson for the year ended December 31, 2020. Effective April 2021, Norman Creighton was appointed chairperson. No member of the Compensation Committee is (or was during 2020) an officer or employee of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.

Compensation Policies and Practices As They Relate to the Company’s Risk Management

In connection with the implementation of its compensation philosophy, the Compensation Committee periodically evaluates the Company’s compensation practices in order to determine if the risks arising from such practices are reasonably likely to have a material adverse impact on the Company. The Compensation Committee conducted such an evaluation in 2020 and concluded that the practices were not reasonably likely to have such an impact. In reaching this conclusion, the Compensation Committee considered the structure of the Company’s short and long-term incentive compensation plans (both of which are described above) and noted, among other factors, the fact that restricted stock grants to senior executives tie a significant portion of compensation to the long-term success of the Company, and that the formulaic annual bonus plan includes individual caps and performance metrics that are largely based on the operating performance of the Company. The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Kennedy Wilson / Proxy Statement 2021 /   57

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Tables

2020 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by each of our NEOs for the years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary	Bonus	Stocks Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total

William J. McMorrow Chairman and Chief Executive Officer	2020	$1,500,000	—	9,508,981	3,600,000	1,835,970	(2)	$16,444,951
	2019	1,500,000	—	8,388,784	4,500,000	1,923,696		16,312,481
	2018	1,500,000	—	5,708,664	4,500,000	1,718,243		13,426,907

Justin Enbody Chief Financial Officer	2020	700,000	—	2,920,110	1,400,000	133,421	(3)	5,153,531
	2019	694,446	—	2,839,196	1,750,000	204,126		5,487,768
	2018	600,000	500,000	1,932,034	1,500,000	214,934		4,246,968

Mary Ricks President	2020	1,250,000	—	7,215,387	3,000,000	782,810	(4)	12,248,197
	2019	1,250,000	—	6,969,049	3,750,000	779,148		12,748,197
	2018	1,093,750	—	4,742,400	3,000,000	989,140		9,825,290

Kent Mouton General Counsel and Director	2020	800,000	—	2,259,203	1,120,000	484,577	(5)	4,663,780
	2019	800,000	—	2,968,321	1,400,000	459,400		5,627,721
	2018	800,000	—	2,019,966	1,400,000	482,334		4,702,300

Matt Windisch Executive Vice President	2020	797,917	—	5,053,925	1,920,000	169,286	(6)	7,941,128
	2019	741,667	—	3,549,063	2,250,000	252,311		6,793,041
	2018	600,000	500,000	2,415,166	1,800,000	266,934		5,082,100

(1)

The values in this column reflect the aggregate grant date fair value of the restricted shares awards granted in 2020 computed in accordance with ASC Topic 718. The restricted shares award values for the shares subject to return on equity financial performance conditions (the “ROE restricted shares”) are based on the probable outcome at the time of grant which was at the target payout level. The maximum values for the annual and extraordinary performance ROE restricted shares assuming the highest level of performance is achieved are $8,839,582, $2,544,392, $6,317,109, $1,469,594, and $5,286,192 for Mr. McMorrow, Mr. Enbody, Ms. Ricks, Mr. Mouton and Mr. Windisch, respectively. The fair value of the TSR RSUs is estimated using a Monte Carlo simulation based on the probable outcome at the time of grant. Information regarding the valuation assumptions used in the calculations is included in Note 13 to the Company’s financial statements for the fiscal year ended December 31, 2020 contained in the Company’s Annual Report on Form 10-K. The maximum values for the TSR restricted shares assuming the highest level of performance is achieved are $1,714,924, $580,438, $1,424,696, $606,829, and $725,535for Mr. McMorrow, Mr. Enbody, Ms. Ricks, Mr. Mouton and Mr. Windisch, respectively.

(2)

Includes $3,000 in Company contributions to Mr. McMorrow’s account in the Company’s tax qualified 401(k) savings plan; dividend payments on unvested shares of restricted stock of $558,049; life-insurance premium payments of $1,092,279; and personal air travel expenses in the amount of $182,642, which represents the aggregate incremental cost to the Company for Mr. McMorrow’s personal use of private aircraft based on hourly flight charges and other variable costs incurred by the Company for such use, including variable fuel charges, departure fees, and landing fees. As discussed above, for security and efficiency reasons, Mr. McMorrow is required to use private aircraft for all business and personal travel. On occasion, Mr. McMorrow’s guests accompanied him when traveling on the private aircraft. Such travel by guests did not result in any incremental cost to the Company. Please see “Other Executive Benefits” above for additional details.

(3)	Includes $3,000 in Company contributions to Mr. Enbody’s account in the Company’s tax qualified 401(k) savings plan; and dividend payments on unvested shares of restricted stock of $130,421.
(4)

Includes $3,000 in Company contributions to Ms. Ricks’ account in the Company’s tax qualified 401(k) savings plan; dividend payments on unvested shares of restricted stock of $410,251; life-insurance premium payments of $274,595; and personal air travel expenses in the amount of $94,964, which represents the aggregate incremental cost to the Company for Ms. Ricks’ personal use of private aircraft based on hourly flight charges and other variable costs incurred by the Company for such use, including variable fuel charges, departure fees, and landing fees. As discussed above, for security and efficiency reasons, Ms. Ricks is required to use private aircraft for all business and personal travel. On occasion, Ms. Ricks’ guests accompanied her when traveling on the private aircraft. Such travel by guests did not result in any incremental cost to the Company. Please see “Other Executive Benefits” above for additional details.

58   / Kennedy Wilson / Proxy Statement 2021

COMPENSATION DISCUSSION AND ANALYSIS

(5)	Includes $134,577 of dividend payments on unvested shares of restricted stock; and life-insurance premium payments of $350,000.

(6)	Includes $3,000 in Company contributions to Mr. Windisch’s account in the Company’s tax qualified 401(k) savings plan; and dividend payments on unvested shares of restricted stock of $166,286.

GRANTS OF PLAN BASED AWARDS

The following table provides information about plan based awards granted to our NEOs for 2020.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Units (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
William J. McMorrow	1/16/2020	—	—	—	47,956	95,913	143,869(2)	—	1,714,924
	1/16/2020	—	—	—	47,956	95,912	143,868(3)		1,900,976
	1/16/2020	—	—	—	100,708	201,417	302,125(3)		3,992,085
	1/16/2020							95,913	1,900,996
		1,500,000	3,000,000	4,500,000
Justin Enbody	1/16/2020	—	—	—	16,231	32,463	48,694(2)		580,438
	1/16/2020				16,231	32,462	48,694(3)		643,397
	1/16/2020				26,560	53,121	76,681(3)		1,052,858
	1/16/2020							32,463	643,417
		577,500	1,155,000	1,750,000
Mary Ricks	1/16/2020	—	—	—	39,841	79,681	119,522(2)	—	1,424,696
	1/16/2020	—	—	—	39,840	79,681	119,521(3)		1,579,277
	1/16/2020	—	—	—	66,401	132,802	199,203(3)		2,632,136
	1/16/2020							79,681	1,579,277
		1,250,000	2,500,000	3,750,000
Kent Mouton	1/16/2020	—	—	—	16,969	33,939	50,908(2)		606,829
	1/16/2020	—	—	—	16,969	33,938	50,907(3)		672,651
	1/16/2020	—	—	—	7,747	15,493	23,240(3)		307,071
	1/16/2020							33,938	672,651
		460,000	920,000	1,400,000
Matt Windisch	1/16/2020	—	—	—	20,289	40,578	60,868(2)		725,535
	1/16/2020	—	—	—	20,289	40,578	60,867(3)		804,256
	1/16/2020	—	—	—	68,614	137,229	205,843(3)		2,179,879
	1/16/2020							40,578	804,256
		800,000	1,600,000	2,400,000

(1)

Amounts reflect the threshold, target and maximum amounts payable under the Company’s annual bonus plan for 2020. Actual amounts paid to each NEO for 2020 are set forth in the “Bonus” column of the Summary Compensation Table. For a more complete description of the Company’s 2020 bonus plan, see “Compensation Discussion and Analysis-Elements of Compensation-Annual Bonus”.

(2)

The amounts in columns (f), (g) and (h) reflect the shares that may vest in the event that the specified relative TSR performance goal is achieved at threshold, target and maximum levels, respectively. For a more complete description of the vesting schedule, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Compensation”.

Kennedy Wilson / Proxy Statement 2021 /   59

COMPENSATION DISCUSSION AND ANALYSIS

(3)

The amounts in columns (f), (g) and (h) reflect the shares that may vest in the event that the specified Return on Equity performance goal is achieved at threshold, target and maximum levels, respectively. For a more complete description of the vesting schedule, see “Compensation Discussion and Analysis- Elements of Compensation-Long-Term Incentive Compensation”.

(4)	Represents time-based restricted stock awards granted to the NEO during 2020.
(5)

The values in this column reflect the aggregate grant date fair value of the restricted stock awards computed in accordance with ASC Topic 718. The ROE restricted stock share values are based on the probable outcome at the time of grant which was at the target payout level. The fair value of the TSR restricted shares are estimated using a Monte Carlo simulation based on the probable outcome at the time of grant. Information regarding the valuation assumptions used in the calculations are included in Note 13 to the Company’s financial statements for the fiscal year ended December 31, 2020 contained in the Company’s Annual Report on Form 10-K.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

The following table sets forth outstanding equity awards held by our NEOs as of December 31, 2020.

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

William J. McMorrow	11/21/2017	(3)	—	—	28,334	506,895
	11/21/2017	(4)	—	—	85,000	1,520,650

	04/26/18	(5)	—	—	38,520	689,123

	04/26/18	(6)	—	—	115,560	2,067,368

	04/26/18	(7)	38,520	689,123	—	—

	01/24/19	(8)	—	—	75,864	1,357,207

	01/24/19	(9)	—	—	113,796	2,035,810

	01/24/19	(10)	75,864	1,357,207	—	—

	01/24/19	(11)	56,572	1,012,073	—	—

	06/13/19	(11)	56,572	1,012,073	—	—

	01/16/20	(12)	—	—	95,912	1,715,866

	01/16/20	(13)	—	—	201,417	3,603,350

	01/16/20	(14)	—	—	95,913	1,715,884

	01/16/20	(15)	95,913	1,715,884	—	—

Justin Enbody	11/21/2017	(3)	—	—	7,500	134,175
	11/21/2017	(4)	—	—	22,500	402,525

	04/26/18	(5)	—	—	13,037	233,232

	04/26/18	(6)	—	—	39,110	699,678

	04/26/18	(7)	13,037	233,232	—	—

	01/24/19	(8)	—	—	25,677	459,362

	01/24/19	(9)	—	—	38,515	689,033

	01/24/19	(10)	25,677	459,362	—	—

	01/24/19	(11)	19,146	342,522	—	—

	06/13/19	(11)	19,147	342,540	—	—

	01/16/20	(12)	—	—	32,462	580,745

	01/16/20	(13)	—	—	53,121	950,335

	01/16/20	(14)	—	—	32,463	580,763

	01/16/20	(15)	32,463	580,763	—	—

60   / Kennedy Wilson / Proxy Statement 2021

COMPENSATION DISCUSSION AND ANALYSIS

Mary Ricks	11/21/2017	(3)	—	—	16,667	298,173

	11/21/2017	(4)	—	—	50,000	894,500

	04/26/18	(5)	—	—	32,000	572,480

	04/26/18	(6)	—	—	96,000	1,717,440

	04/26/18	(7)	32,000	572,480	—	—

	01/24/19	(8)	—	—	63,025	1,127,517

	01/24/19	(9)	—	—	94,538	1,691,285

	01/24/19	(10)	63,026	1,127,535	—	—

	01/24/19	(11)	46,997	840,776	—	—

	06/13/19	(11)	46,997	840,776	—	—

	01/16/20	(12)	—	—	79,681	1,425,493

	01/16/20	(13)	—	—	132,802	2,375,828

	01/16/20	(14)	—	—	79,681	1,425,493

	01/16/20	(15)	79,681	1,425,493	—	—

Kent Mouton	11/21/2017	(3)	—	—	7,500	134,175

	11/21/2017	(4)	—	—	22,500	402,525

	04/26/18	(5)	—	—	13,630	243,841

	04/26/18	(6)	—	—	40,890	731,522

	04/26/18	(7)	13,630	243,841	—	—

	01/24/19	(8)	—	—	26,844	480,239

	01/24/19	(9)	—	—	40,266	720,359

	01/24/19	(10)	26,844	480,239	—	—

	01/24/19	(11)	20,017	358,104	—	—

	06/13/19	(11)	20,018	358,122	—	—

	01/16/20	(12)	—	—	33,938	607,151

	01/16/20	(13)	—	—	15,493	277,170

	01/16/20	(14)	—	—	33,939	607,169

	01/16/20	(15)	33,938	607,151	—	—

Matt Windisch	11/21/2017	(3)	—	—	10,000	178,900

	11/21/2017	(4)	—	—	30,000	536,700

	04/26/18	(5)	—	—	16,297	291,553

	04/26/18	(6)	—	—	48,890	874,642

	04/26/18	(7)	16,297	291,553	—	—

	01/24/19	(8)	—	—	32,096	574,197

	01/24/19	(9)	—	—	48,144	861,296

	01/24/19	(10)	32,096	574,197	—	—

	01/24/19	(11)	23,935	428,197	—	—

	06/13/19	(11)	23,935	428,197	—	—

	01/16/20	(12)	—	—	40,578	725,940

	01/16/20	(13)	—	—	137,229	2,455,027

	01/16/20	(14)	—	—	40,578	725,940

	01/16/20	(15)	40,578	725,940	—	—

(1)	Represents restricted stock or RSU awards granted to the NEOs which vest based on achievement of specified performance criteria.
(2)	Value is based on the closing price of our common stock of $17.89 on December 31, 2020, as reported on the NYSE.
(3)

The 2017 ROE stock awards granted to our NEOs vested or are scheduled to vest (as applicable) one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2018, 2019 and 2020 to the extent that our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(4)	The 2017 relative TSR restricted shares granted to the NEOs are scheduled to cliff vest upon the conclusion of the three-year period ending on

Kennedy Wilson / Proxy Statement 2021 /   61

COMPENSATION DISCUSSION AND ANALYSIS

December 31, 2020 to the extent that our TSR equals or exceeds the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(5)

The 2018 ROE stock awards granted to our NEOs vested or are scheduled to vest (as applicable) one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2019, 2020 and 2021 to the extent that our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(6)

The 2018 relative TSR restricted shares granted to the NEOs are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2021 to the extent that our TSR equals or exceeds the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no- sale period of three years from the date of the applicable vesting.

(7)

The 2018 retentive restricted stock awards granted to our NEOs vested one-third (1/3) on each of April 26th of 2019, 2020 and 2021, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(8)

The 2019 ROE RSU awards granted to our NEOs vested or are scheduled to vest (as applicable) one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2019, 2020 and 2021 to the extent that our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(9)

The 2019 relative TSR RSU awards granted to the NEOs are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2022 to the extent that our TSR equals or exceeds the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(10)

The 2019 retentive RSU awards granted to our NEOs vested or will vest (as applicable) one-third (1/3) on each of January 24th of 2020, 2021 and 2022, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(11)

The extraordinary performance RSU awards granted to our NEOs vested or will vest (as applicable) one-third (1/3) on each of January 24th or June 13th of 2020, 2021 and 2022, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). The shares issued in respect of vested RSUs subject to these awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(12)

The 2020 ROE restricted share awards granted to our NEOs are vested or are scheduled to vest (as applicable) one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2020, 2021 and 2022 to the extent that our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

(13)

The 2020 extraordinary performance ROE RSU awards granted to our NEOs are scheduled to vest one-third (1/3) at the conclusion of each of the fiscal years ending December 31st of 2020, 2021 and 2022 to the extent that our ROE equals or exceeds the applicable hurdles for such fiscal year, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no- sale period of three years from the date of the applicable vesting.

(14)

The 2020 relative TSR restricted share awards granted to the NEOs are scheduled to cliff vest upon the conclusion of the three-year period ending on December 31, 2022 to the extent that our TSR equals or exceeds the applicable hurdles relative to the MSCI World Real Estate Index for such period, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no- sale period of three years from the date of the applicable vesting.

(15)

The 2020 retentive restricted share awards granted to our NEOs vest one-third (1/3) on each of January 16th of 2021, 2022 and 2023, subject to the NEO’s continued employment through the vesting date (except as otherwise described below). These awards are also subject to a no-sale period of three years from the date of the applicable vesting.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the restricted stock awards held by our NEOs that vested during the fiscal year ended December 31, 2020, and the value realized by the NEOs on vesting.

                    Option Awards                                                             Stock Awards

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

William J. McMorrow	—	—	375,203	$7,550,743

Justin Enbody	—	—	102,583	2,122,680

Mary Ricks	—	—	287,444	5,806,879

Kent Mouton	—	—	106,398	2,202,149

Matt Windisch	—	—	129,794	2,684,773

(1)	Represents the gross amount of shares that vested during the year ended December 31, 2020 and does not take into account any withholding of shares to settle tax obligations.
(2)	Value realized on vesting of restricted stock and RSU awards is based on the closing price of our common stock on the vesting date.

62   / Kennedy Wilson / Proxy Statement 2021

COMPENSATION DISCUSSION AND ANALYSIS

TERMINATION AND CHANGE IN CONTROL BENEFITS

This section describes and quantifies the additional amounts that would be payable to the NEOs in the event of their termination or a change in control of the Company as of December 31, 2020. For this purpose, the closing stock price of $17.89 on the last trading day in 2020, as reported on the NYSE, has been used.

Mr. McMorrow

Mr. McMorrow’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined below) or by Mr. McMorrow for “Good Reason” (as defined below): (i) Mr. McMorrow will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the term of the employment agreement; (ii) Mr. McMorrow will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. McMorrow shall immediately vest.

Mr. McMorrow’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. McMorrow will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. McMorrow for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. McMorrow shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. McMorrow. The Company discharged its obligation to pay cash severance to Mr. McMorrow upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. McMorrow. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. McMorrow, “Severance Amount” means an amount equal to (A) three times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. McMorrow, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. McMorrow’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. McMorrow’s severance amount, the value of the equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $4.0 million.

For purposes of the employment agreements with each of the NEOs (as further described below):

•

“Cause” means the occurrence of any of the following events (and the executive’s failure to cure such event(s), to the extent curable, following the executive’s receipt of written notice from the Company): (i) the executive is convicted of, after the exhaustion of all appeals, or pleads guilty or nolo contendere to a charge of the commission of a felony involving moral turpitude; (ii) the executive has engaged in gross neglect or willful misconduct in carrying out his or her duties, which is reasonably expected to result in material economic or material reputational harm to the Company; or (iii) the executive materially breaches any material provision of the employment agreement which is reasonably expected to result in material economic or material reputational harm to the Company.

•

“Good Reason” means the occurrence of any of the following events (and the Company’s failure to cure such event(s) following its receipt of written notice from the executive): (i) the Company instructs the executive to work full-time or substantially full-time at any location that is not acceptable to the executive (other than the Company’s main headquarters or any other Company headquarters within twenty miles of Beverly Hills, California); (ii) the Company eliminates or materially reduces the executive’s responsibilities, authorities or duties; (iii) a Change in Control (as defined below) occurs; (iv) the Company materially reduces the executive’s base compensation or (v) the Company materially breaches the terms of the applicable employment agreement.

Kennedy Wilson / Proxy Statement 2021 /   63

COMPENSATION DISCUSSION AND ANALYSIS

•

“Change in Control” shall be deemed to occur upon the first to occur of any of the following events: (i) any person becomes the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; (ii) a merger, consolidation or other business combination as a result of which the beneficial ownership of shares or securities representing more than 50% of the total fair market value or total voting power of the Company is acquired by any person; (iii) the sale or disposition of all or substantially all of the Company’s assets to any person; or (iv) within any 12-month period, the incumbent directors of the Company’s board of directors shall cease to constitute at least a majority of the board of directors of the Company, or of any successor to the Company; provided, however, that any director elected to the board of directors, or nominated for election by a majority of the board of directors then still in office, shall be deemed to be an incumbent director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the board of directors (including, but not limited to, any such assumption that results from subsections (i), (ii) or (iii) of this definition).

Mr. Enbody

Mr. Enbody’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Enbody for “Good Reason” (as defined above): (i) Mr. Enbody will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Enbody will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. Enbody shall immediately vest.

Mr. Enbody’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Enbody will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Enbody for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. Enbody shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Enbody. The Company discharged its obligation to pay cash severance to Mr. Enbody upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Enbody. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. Enbody, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Enbody, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Enbody’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Enbody’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $1.5 million.

64   / Kennedy Wilson / Proxy Statement 2021

COMPENSATION DISCUSSION AND ANALYSIS

Ms. Ricks

Ms. Ricks’ employment agreement provides that, in the event her employment with the Company is terminated by the Company without “Cause” (as defined above) or by Ms. Ricks for “Good Reason” (as defined above): (i) Ms. Ricks will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the term of the employment agreement; (ii) Ms. Ricks will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Ms. Ricks shall immediately vest.

Ms. Ricks’ employment agreement also provides that in the event that her employment with the Company is terminated by the Company due to her death or disability, (i) Ms. Ricks will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Ms. Ricks for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Ms. Ricks shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Ms. Ricks. The Company discharged its obligation to pay cash severance to Ms. Ricks upon a termination of her employment with the Company due to her death by purchasing and paying for the premiums of a life insurance policy for Ms. Ricks. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Ms. Ricks, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Ms. Ricks, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Ms. Ricks’ monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Ms. Ricks’ severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $3.0 million.

Mr. Windisch

Mr. Windisch’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Windisch for “Good Reason” (as defined above): (i) Mr. Windisch will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Windisch will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation award granted to Mr. Windisch shall immediately vest.

Mr. Windisch’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Windisch will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Windisch for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation award granted to Mr. Windisch shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Windisch. The Company discharged its obligation to pay cash severance to Mr. Windisch upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Windisch. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details regarding the life insurance policy.

Kennedy Wilson / Proxy Statement 2021 /   65

COMPENSATION DISCUSSION AND ANALYSIS

For purposes of the employment agreement with Mr. Windisch, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Windisch, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Windisch’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Windisch’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $2.0 million.

Mr. Mouton

Mr. Mouton’s employment agreement provides that, in the event his employment with the Company is terminated by the Company without “Cause” (as defined above) or by Mr. Mouton for “Good Reason” (as defined above): (i) Mr. Mouton will continue to receive base salary and benefit continuation (other than continued participation in the Company’s 401(k) plan) through the remainder of the term of the employment agreement; (ii) Mr. Mouton will receive an amount equal to the “Severance Amount” (as defined below) payable in one lump sum cash payment within 45 days after the date of termination; and (iii) the unvested portion of any equity-based compensation granted to Mr. Mouton shall immediately vest.

Mr. Mouton’s employment agreement also provides that in the event that his employment with the Company is terminated by the Company due to his death or disability, (i) Mr. Mouton will receive an amount equal to the greater of (A) the sum of the base salary that otherwise would have been paid throughout the remainder of the term of the employment agreement plus the amount of the performance bonus paid to Mr. Mouton for the prior calendar year, and (B) such other amount as determined by the Compensation Committee in its sole discretion; and (ii) the unvested portion of any equity-based compensation granted to Mr. Mouton shall immediately vest. With respect to subsection (i) above, the employment agreement provides the Compensation Committee with the discretion to discharge the Company’s obligations by paying the amount either in one lump sum or from proceeds of an insurance policy, the beneficiary of which will be Mr. Mouton. The Company discharged its obligation to pay cash severance to Mr. Mouton upon a termination of his employment with the Company due to his death by purchasing and paying for the premiums of a life insurance policy for Mr. Mouton. See “Compensation Discussion and Analysis-Elements of Compensation- Other Executive Benefits” for additional details regarding the life insurance policy.

For purposes of the employment agreement with Mr. Mouton, “Severance Amount” means an amount equal to (A) two times the average of the sum of: (i) base salary; (ii) performance bonus; and (iii) value of the annual equity-based compensation award granted to Mr. Mouton, with (i), (ii) and (iii) based on the actual amounts of each of the foregoing for the three fiscal years prior to the fiscal year in which termination without Cause or resignation for Good Reason (as applicable) occurs, less (B) (x) an amount equal to Mr. Mouton’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement. For purposes of calculating Mr. Mouton’s severance amount, the value of the annual equity-based compensation award shall be, with respect to each fiscal year, the greater of: (i) the grant date fair value of the award for such fiscal year; or (ii) $1.75 million.

The table below sets forth estimated payments with respect to Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks upon the termination of employment with the Company under various circumstances and upon a change in control. The amounts in the table assume that the restricted stock granted to Messrs. McMorrow, Enbody, Windisch and Mouton and Ms. Ricks will vest in full and any applicable performance goals will be deemed satisfied on the date of such termination or change in control.

66   / Kennedy Wilson / Proxy Statement 2021

COMPENSATION DISCUSSION AND ANALYSIS

Name	Involuntary For Cause or Without Good Reason	Involuntary Without Cause or For Good Reason(1)	Death(2)	Disability	CIC Only (No Termination)	Involuntary Without Cause or For Good Reason In Connection With CIC(1)

William J. McMorrow

Cash Severance	$—	$44,667,111	$—	$11,400,000	$—	$44,667,111

Equity Award Acceleration(3)	—	28,604,554	28,604,554	28,604,554	28,604,554	28,604,554

Continued Benefits(4)	—	140,580	—	—	—	140,580

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	N/A

Total	$—	$73,412,245	$28,604,554	$40,004,554	$28,604,554	$73,412,245

Justin Enbody

Cash Severance	$—	$9,947,487	$—	$3,848,056	$—	$9,947,487

Equity Award Acceleration(3)	—	9,053,217	9,053,217	9,053,217	9,053,217	9,053,217

Continued Benefits(4)	—	58,199	—	—	—	58,199

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	(878,164)

Total	$—	$19,058,902	$9,053,217	$12,901,272	$9,053,217	$18,180,739

Mary Ricks

Cash Severance	$—	$22,957,299	$—	$9,500,000	$—	$22,957,299

Equity Award Acceleration(3)	—	22,099,374	22,099,374	22,099,374	22,099,374	22,099,374

Continued Benefits(4)	—	141,833	—	—	—	141,833

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	N/A

Total	$—	$45,198,506	$22,099,374	$31,599,374	$22,099,374	$45,198,506

Kent Mouton

Cash Severance	$—	$10,292,191	$—	$3,797,778	$—	$10,292,191

Equity Award Acceleration(3)	—	8,353,700	8,353,700	8,353,700	8,353,700	8,353,700

Continued Benefits(4)	—	41,573	—	—	—	41,573

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	N/A

Total	$—	$18,687,464	$8,353,700	$12,151,477	$8,353,700	$18,687,464

Kennedy Wilson / Proxy Statement 2021 /   67

COMPENSATION DISCUSSION AND ANALYSIS

Matthew Windisch

Cash Severance	$—	$11,976,153	$—	$4,647,778	$—	$11,976,153

Equity Award Acceleration(3)	—	13,284,381	13,284,381	13,284,381	13,284,381	13,284,381

Continued Benefits(4)	—	58,199	—	—	—	58,199

280G Cutback(5)	N/A	N/A	N/A	N/A	N/A	(1,034,928)

Total	$—	$25,318,732	$13,284,381	$17,932,158	$13,284,381	$24,283,804

(1)

Cash severance is continued base salary through the remainder of the term plus a lump-sum equal to 2X (3X for Mr. McMorrow) the average of the sum of base pay, bonus, and the value of stock awards for the three prior fiscal years, less (x) an amount equal to the executive’s monthly base salary in effect as of the time of such termination multiplied by (y) the number of months remaining in the term of the employment agreement.

(2)

The Company discharged its obligation to pay cash severance to each of the NEOs upon a termination of his/her employment with the Company due to his/her death by purchasing and paying for the premiums of a life insurance policy for each NEO. See “Compensation Discussion and Analysis-Elements of Compensation-Other Executive Benefits” for additional details. The amounts payable under the life insurance policies upon each NEO’s death is as follows: Mr. McMorrow: $32 million; Mr. Enbody: $3.98 million; Ms. Ricks: $25 million; Mr. Mouton: $9.8 million; and Mr. Windisch: $4.48 million.

(3)	Based on the December 31, 2020 closing stock price of $17.89.
(4)	Continued benefits consist of benefit continuation (other than continued participation in the Company’s 401(k) plan) throughout the remainder of the executive’s employment term.
(5)

The employment agreements provide that, in the event that any severance or change in control payments or benefits would subject the executive to the excise tax imposed by Section 4999 of the Tax Code, then such payments or benefit will be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Tax Code, but only if, by reason of such reduction, the net after-tax benefit received by the executive will exceed the net after-tax benefit received by such executive if no such reduction was made.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020 regarding shares outstanding and available for issuance under our Second Amended and Restated 2009 Equity Participation Plan:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options, Warrants and Rights	Weighted Average Price of Outstanding Stock Options, Warrants and Rights	Number of Shares Available for Future Issuance

Equity compensation plans approved by our stockholders	1,513,828	N/A	529,763

Equity compensation plans not approved by our stockholders	—	N/A	—

68   / Kennedy Wilson / Proxy Statement 2021

COMPENSATION DISCUSSION AND ANALYSIS

CEO PAY RATIO DISCLOSURE

We believe that we provide fair and equitable compensation to our employees through a combination of competitive base pay, cash bonuses, equity-based compensation and other benefits. As of December 31, 2020, we had a total of 202 employees.

As required by Section 593(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chairman and CEO, Mr. McMorrow. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•

To identify the median employee as of December 31, 2020, we calculated compensation of our employees using their 2020 annual base salaries, bonuses for the 2020 performance year (including any bonus exchange premium received), annual equity awards granted in 2020 and Company contributions to applicable retirement plans.

•	We did not exclude any employees from our employee population.

•	We annualized the base pay and cash incentive bonuses for 2020 new hires.

•	Foreign salaries were converted to U.S. dollars at the December 31, 2020 exchange rate.

•	No cost of living adjustments were utilized in the compensation calculation.

•

Once the median employee was identified, we calculated the total compensation for our median employee using the same methodology we used to calculate Mr. McMorrow’s total compensation in the Summary Compensation Table for the fiscal year ended December 31, 2020.

The 2020 annual total compensation for our median employee was $193,546. The 2020 annual total compensation for our CEO as reported in the Summary Compensation Table for the fiscal year ended December 31, 2020 was $16,444,951. The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee for the year ended December 31, 2020 was 85 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Pay ratios within our industry will also differ and may not be comparable depending on the size, scope, global breadth and structure of the company.

Kennedy Wilson / Proxy Statement 2021 /   69

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(“SAY-ON-PAY VOTE”)

Required Vote

The affirmative vote of a majority of shares cast and present in person or represented by proxy at the meeting is required to approve the advisory vote approving executive compensation.

Recommendation THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION.

In accordance with the requirements of Section 14A of the Exchange Act, we are providing the Company’s stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs for 2020, as disclosed in the section entitled “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosures in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, the following resolution will be submitted for stockholder approval at the 2021 Annual Meeting:

“RESOLVED, that the stockholders of the Company APPROVE, on an advisory (non-binding) basis, the compensation of the Company’s Named Executive Officers, as disclosed in the section entitled ‘Compensation Discussion and Analysis,’ the accompanying compensation tables and the related narrative disclosure in the Proxy Statement for this Annual Meeting.”

Our Board of Directors recommends that you vote FOR this resolution in support of our executive compensation program, which is intended to achieve the following:

•

Provide competitive compensation levels to retain and motivate a high caliber executive team capable of managing our sophisticated business model and global operations using a pay-for-performance philosophy.

•

Align management and stockholder interests by tying compensation to, among other things, the achievement of performance goals that promote the creation of stockholder value, the performance of underlying business units and individual accomplishments.

In addition, we believe the current structure is strongly aligned with the long-term interests of the Company’s stockholders, demonstrates pay-for-performance alignment and reflects a program that is well-aligned with the best market practices, as highlighted below:

•

Each element of compensation is determined based on thoughtful consideration by the Compensation Committee and is designed so that the program in totality supports our strategic business plan and motivates management to drive long-term value creation for our stockholders. The effectiveness and alignment of our compensation program is demonstrated by our market leading TSR performance and strong stockholder support of our 2020 say-on-pay vote.

•

Approximately 82% of our NEOs’ compensation is variable and directly tied to the achievement of operational, financial and/or stock price performance, including 67% of our 2020 restricted stock awards that were performance-based and earned at a range of vesting performance levels subject to the achievement of rigorous operating performance and TSR hurdles over a three-year period.

70   / Kennedy Wilson / Proxy Statement 2021

•

The majority of compensation is comprised of equity awards that are subject to the same stock price fluctuations as our stockholders. Additionally, all our stock grants require our NEOs to hold shares issued in respect of vested RSUs for an additional three years following the vesting date to reinforce our commitment to aligning our NEOs’ interests with those of our stockholders.

•

We continually review and adjust our program to ensure best practices are maintained, which has recently included increasing the equity award allocation to 80% performance-based awards, enhancing disclosure to provide additional pay transparency and incorporating additional governance features (broadened the clawback policy and increased director ownership policy).

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. While this “say-on-pay” vote is advisory and will not be binding on the Company, the Board of Directors values constructive dialogue on executive compensation and other important governance topics with the Company’s stockholders and encourages all stockholders to vote on this matter.

The Board of Directors previously determined to hold a say-on-pay vote every year. Accordingly, unless the Board of Directors changes the frequency of our say-on-pay votes, the next advisory say-on-pay vote will be held at our 2022 annual meeting of stockholders.

Kennedy Wilson / Proxy Statement 2021 /   71

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Required Vote

The affirmative vote of a majority of the votes cast and present in person or represented by proxy at the meeting is required to approve the ratification of the appointment of KPMG as the independent public accountant of the Company for the fiscal year ending December 31, 2021.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

The Company first retained KPMG LLP (“KPMG”) as its independent registered public accounting firm on December 15, 2009. Since then, KPMG has audited our annual consolidated financial statements.

The Audit Committee has selected KPMG as the Company’s independent registered public accountants for the fiscal year ending December 31, 2021 and has further directed that the selection of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. In selecting KPMG as the Company’s independent registered public accounting firm, the Audit Committee considered a number of factors, including:

•	KPMG’s depth of understanding of the Company’s businesses, accounting policies and practices and internal control over financial reporting;

•	the quality of its ongoing discussions with KPMG including the professional resolution of accounting and financial reporting matters with its national office;

•	the professional qualifications of KPMG, the lead audit partner and other key engagement partners;

•	KPMG’s independence program and its processes for maintaining its independence;

•	the appropriateness of KPMG’s fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms); and

•	the results of the most recent inspection of KPMG by the Public Company Accounting Oversight Board.

The Audit Committee regularly meets with KPMG, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In accordance with SEC rules and KPMG’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The Company selects the lead audit partner pursuant to this rotation policy following meetings between the chairperson of the Audit Committee and candidates for that role, as well as discussion by the full Audit Committee and management. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

72  / Kennedy Wilson / Proxy Statement 2021

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accountants is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The Company has entered into an engagement agreement with KPMG that sets forth the terms by which KPMG will perform audit services for the Company.

Fees of Independent Auditor

Audit Fees

The following sets forth fees billed for the audit and other services provided by KPMG for fiscal years 2019 and 2020:

Fee Category	Fiscal 2019 Fees	Fiscal 2020 Fees

Audit fees(1)	$2,568,000	$2,345,000

Tax fees(2)	14,000	14,000

	$2,582,000	$2,359,000

(1)

Audit fees consist of fees for the audit of our year-end financial statements included on our Annual Report on Form 10-K and for the review of the interim financial statement included in our Quarterly Reports on Form 10-Q. In addition, audit fees include those fees related to KPMG’s audit of the effectiveness of our internal controls over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act, the review of SEC registration statements and other filings, and the issuance of comfort letters and consents.

(2)	Tax fees consist of fees for professional services for tax compliance, tax advice and/or tax planning for the Company.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent auditor, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more Audit Committee members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. All services described under the caption “Fees of Independent Auditor” were pre-approved.

Kennedy Wilson / Proxy Statement 2021 /   73

AUDIT COMMITTEE REPORT(1)

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the committee are “independent” as required by applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter that was approved by the Board of Directors. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.

In the performance of the oversight of the Company’s financial reporting process, the Audit Committee has reviewed and discussed the audited financial statements with management, the internal auditors and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301 (previously Auditing Standard No. 16), Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). Finally, the Audit Committee has received written disclosures and a letter from the independent auditors, as required by applicable requirements of the PCAOB, regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based upon the reports, review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC.

THE AUDIT COMMITTEE

John Taylor (Chairperson)

Norman Creighton

David Minella

(1)

The material in the Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

74   / Kennedy Wilson / Proxy Statement 2021

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of common stock as of April 23, 2021 by (i) each person known to us to own beneficially more than 5% of our common stock (based on our review of the most recent Schedule 13D and 13G filings as of April 23, 2021); (ii) each of our directors and director nominees and each of our named executive officers; and (iii) all executive officers and directors as a group. Unless otherwise indicated: (a) the business address for all of the executive officers, director nominees and directors identified below is c/o Kennedy-Wilson Holdings, Inc., 151 S. El Camino Drive, Beverly Hills, California 90212 and (b) each beneficial owner has sole voting and dispositive power with respect to all of the reported shares of common stock beneficially owned by such beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock(1)

5% Stockholders:

The Vanguard Group(2)	17,781,161	12.6%

Eldridge Industries, LLC(3)	12,000,000	7.9%

Fairfax Financial Holdings Limited and affiliates(4)	10,923,072	7.8%

Principal Global Investors, LLC(5)	6,721,674	4.8%

Named Executive Officers, Directors and Director Nominees:

William J. McMorrow(6)	13,134,188	9.3%

Mary Ricks(7)	2,483,622	1.8%

Matt Windisch(8)	1,220,323	*

Kent Mouton(9)	698,709	*

Justin Enbody(10)	664,380	*

In Ku Lee	115,732	*

Todd Boehly(11)	12,025,000	8.5%

Richard Boucher	40,100	*

Trevor Bowen	56,909	*

Norman Creighton	349,574	*

Cathy Hendrickson(12)	85,694	*

David A. Minella(13)	2,408,532	1.7%

John Taylor	45,500	—

Sanaz Zaimi	45,500	—

Stanley R. Zax	398,800	*

All executive officers and directors as a group (15 persons)	33,772,563	22.1%

*Less than 1%

Kennedy Wilson / Proxy Statement 2021 /   75

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

(1)

Amount and applicable percentage of ownership is based on 140,826,089 shares of the Company’s common stock that were outstanding on April 23, 2021. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and dispositive power with respect to shares, subject to applicable community property laws.

(2)	The address of the holder is 100 Vanguard Blvd., Malvern, PA 19355. The information contained herein is based solely upon a Schedule 13G/A filed with the SEC on February 10, 2021.
(3)

Consists of 3,200,000 and 8,800,000 shares of common stock issuable upon conversion of 80,000 and 220,000 shares of our outstanding 5.75% Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) registered held by Quinton Heights, LLC (“Quinton Heights”) and Security Benefit Life Insurance Company (“Security Benefit Life”), respectively. Quinton Heights and Security Benefit Life are indirectly controlled by Eldridge Industries, LLC (“Eldridge”). Mr. Todd L. Boehly is the indirect controlling member of Eldridge, and, in such capacity, may be deemed to have voting and dispositive power with respect to the Series A Preferred Stock that is beneficially owned by Quinton Heights and Security Benefit Life, and the shares of common stock issuable upon conversion of such Series A Preferred Stock. The above description is based on information provided to us in connection with the issuance of the Series A Preferred Stock and a Schedule 13D filed with the SEC on November 18, 2019.

(4)

Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited and 810679 Ontario Limited are deemed to share voting and dispositive power with respect to 11,500,072 shares of common stock. FHHL Group Ltd. is deemed to share voting and dispositive power with respect to 10,281,845 shares of common stock. Fairfax (Barbados) International Corp. is deemed to share voting and dispositive power with respect to 968,606 shares of common stock. Fairfax (US) Inc. is deemed to share voting and dispositive power with respect to 10,275,608 shares of common stock. Zenith National Insurance Corp. and Zenith Insurance Company are deemed to share voting and dispositive power with respect to 1,740,381 shares of common stock. TIG Holdings, Inc. and TIG Insurance Company are deemed to share voting and dispositive power with respect to 1,119,033 shares of common stock. General Fidelity Insurance Company, American Safety Holdings Corp. and American Safety Casualty Insurance Company are deemed to share voting and dispositive power with respect to 1,046,414 shares of common stock. American Safety Indemnity Company is deemed to share voting and dispositive power with respect to 627,800 shares of common stock. Fairmont Specialty Group Inc. and Fairmont Premier Insurance Company are deemed to share voting and dispositive power with respect to 31,475 shares of common stock. Fairmont Insurance Company is deemed to share voting and dispositive power with respect to 2,707 shares of common stock. Fairmont Specialty Insurance Company is deemed to share voting and dispositive power with respect to 24,464 shares of common stock. Odyssey US Holdings Inc. and Odyssey Re Holdings Corp. are deemed to share voting and dispositive power with respect to 7,349,715 shares of common stock. Odyssey Reinsurance Company is deemed to share voting and dispositive power with respect to 3,355,274 shares of common stock. Hudson Insurance Company is deemed to share voting and dispositive power with respect to 1,030,096 shares of common stock. Hudson Specialty Insurance Company is deemed to share voting and dispositive power with respect to 201,450 shares of common stock. Clearwater Select Insurance Company is deemed to share voting and dispositive power with respect to 400,000 shares of common stock. Crum & Forster Holdings Corp. is deemed to share voting and dispositive power with respect to 66,479 shares of common stock. The North River Insurance Company is deemed to share voting and dispositive power with respect to 9,621 shares of common stock. United States Fire Insurance Company is deemed to share voting and dispositive power with respect to 56,857 shares of common stock. TIG Insurance (Barbados) Limited is deemed to share voting and dispositive power with respect to 962,369 shares of common stock. Advent Capital (Holdings) Ltd. and Advent Capital (No. 3) Limited are deemed to share voting and dispositive power with respect to 483,481 shares of common stock. The address of Fairfax Financial Holdings Limited, V. Prem Watsa, 1109519 Ontario Limited, 810679 Ontario Limited and FHHL Group Ltd. is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7, Canada. The address of Sixty Two Investment Company Limited is 1600 Cathedral Place, 925 West Georgia St, Vancouver, British Columbia V6C 3L3, Canada. The address of Fairfax (Barbados) International Corp. and TIG Insurance (Barbados) Limited is #12 Pine Commercial, The Pine, St Michael, Barbados, WI, BB11103. The address of Fairfax (US) Inc. is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067. The address of Zenith National Insurance Corp. and Zenith Insurance Company is 21255 Califa Street, Woodland Hills, California 91367-5021. The address of TIG Holdings, Inc., TIG Insurance Company, General Fidelity Insurance Company, American Safety Holdings Corp., American Safety Casualty Insurance Company, American Safety Indemnity Company, Fairmont Specialty Group Inc., Fairmont Premier Insurance Company, Fairmont Insurance Company and Fairmont Specialty Insurance Company is 250 Commercial Street, Suite 5000, Manchester, NH 03101. The address of Odyssey US Holdings Inc., Odyssey RE Holdings Corp., Odyssey Reinsurance Company and Clearwater Select Insurance Company is 300 First Stamford Place, Stamford, CT 06902. The address of Hudson Insurance Company and Hudson Specialty Insurance Company is 100 William St., New York, New York 10038. The address of Crum & Forster Holdings Corp., The North River Insurance Company and United States Fire Insurance Company is 305 Madison Avenue, Morristown, NJ 07962. The address of Advent Capital (Holdings) Ltd. and Advent Capital (No. 3) Limited is 2 Minster Court, Mincing Lane, London EC3R 7BB, United Kingdom.

The information contained herein is based solely upon a Schedule 13D/A filed with the SEC on February 3, 2015.

(5)	The address of the holder is 801 Grand Avenue, Des Moines, IA 50392. The information contained herein is based solely upon a Schedule 13G/A filed with the SEC on February 16, 2021.
(6)

Includes 90,851 shares of common stock beneficially owned by Leslie McMorrow, Mr. McMorrow’s wife, and 767,357 shares of common stock beneficially owned by Tyler McMorrow, Mr. McMorrow’s son. Mr. McMorrow disclaims beneficial ownership of the shares owned by his wife and son. Also includes 589,862 shares of performance-based restricted stock grants that will be reported in a Form 4 filing if performance hurdles are satisfied. Does not include 1,024,444 performance-based restricted stock units that were granted to Mr. McMorrow and will be reported in a Form 4 filing if performance hurdles are satisfied.

(7)

Includes 438,246 shares of performance-based restricted stock grants that will be reported in a Form 4 filing if performance hurdles are satisfied. Does not include 798,845 performance-based restricted stock units that were granted to Ms. Ricks and will be reported in a Form 4 if performance hurdles are satisfied.

(8)

Includes 327,578 shares of performance-based restricted stock grants that will be reported in a Form 4 filing if performance hurdles are satisfied. Does not include 512,100 performance-based restricted stock units that were granted to Mr. Windisch and will be reported in a Form 4 filing if performance hurdles are satisfied.

(9)

Includes 125,055 shares of performance-based restricted stock grants that will be reported in a Form 4 filing if performance hurdles are satisfied. Does not include 278,119 performance-based restricted stock units that were granted to Mr. Mouton and will be reported in a Form 4 filing if performance hurdles are satisfied.

(10)

Includes 177,069 shares of performance-based restricted stock grants that will be reported in a Form 4 filing if performance hurdles are satisfied. Does not include 323,967 performance-based restricted stock units that were granted to Mr. Enbody and will be reported in a Form 4 filing if performance hurdles are satisfied.

(11)	Consists of 25,000 shares of common stock held by Mr. Todd L. Boehly and the shares of common stock referred to in footnote 3 above.
(12)	Includes 12,476 shares of common stock held by the Hendrickson Family Trust, of which Ms. Hendrickson and her spouse are trustees.
(13)	Includes 1,750,000 pledged shares. See “Compensation Discussion and Analysis-Elements of Compensation-Anti-Hedging and Anti-Pledging Policies” for additional details.

76   / Kennedy Wilson / Proxy Statement 2021

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its written charter, our audit committee must review and approve all related person transactions, which includes any transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest. In determining whether to approve a related person transaction, our audit committee will consider such matters as it deems appropriate under the circumstances. After considering these factors, our audit committee will decide whether the related person transaction is in our best interests and will approve or reject the transaction accordingly.

As noted above, in the discussion on the independence of our directors, Ms. Zaimi is the Head of Global Fixed Income, Currencies and Commodities Sales at BAML, which provides credit and other commercial banking services to the Company. We are currently party to real estate loans and a revolving credit facility with BAML. The loans, which accrue interest at an annual rate of 3.22%, had an approximate aggregate balance (including accrued interest) of approximately $38 million as of March 16, 2021, the latest practicable date, and the largest aggregate amount of principal outstanding on the loans during the fiscal year ended December 31, 2020 was $62 million. In connection with the loans, we paid BAML approximately $2.3 million in principal repayments, $1.8 million in interest payments and $1.6 million in fees and charges during the fiscal year ended December 31, 2020. Over the last three fiscal years, we have made payments to BAML totaling approximately $204.7 million, of which approximately $16 million were fees and charges and interest payments on outstanding loans and $188.7 million were principal payments on outstanding loans. Ms. Zaimi was not a participant in any of the transactions that have been entered into between the Company and BAML. Ms. Zaimi will be recused from participating in any future transactions between the Company and BAML.

In addition, Mr. Boehly is the Chairman of Eldridge Industries, LLC (“Eldridge”). The Company is party to a stock purchase agreement with Eldridge whereby the Company has issued shares of perpetual convertible preferred stock of the Company in exchange for approximately $300 million in proceeds. Mr. Boehly also directly or indirectly has an excess of 10% equity interest in Eldridge, Security Benefit Corporation and Cain International and their subsidiaries (together, the “Eldridge Entities”), all of which are involved in transactions (“KW/Eldridge JVs”) with the Company or its subsidiaries (“KW Entities”). These transactions may involve various fees which the KW Entities may make to Eldridge Entities or Eldridge Entities may make to the KW Entities. In the fiscal year ended December 31, 2020, the KW Entities paid certain of the Eldridge Entities a total of approximately $17,300,000 in dividends related to the perpetual convertible preferred stock and certain of the Eldridge Entities paid the KW Entities a total of approximately $2,000,000 in management fees and one-time acquisition fees related to the KW/Eldridge JVs. Over the last three fiscal years, the Company paid an aggregate of approximately $21,400,000 in fees and dividends related to the perpetual convertible preferred stock to certain of the Eldridge Entities and the Eldridge Entities paid a total of approximately $4,100,000 in management fees and one-time acquisition fees related to the KW/Eldridge JVs. In addition, Anthony D. Minella is Co-Founder, Partner and President of Eldridge and is the son of David Minella.

Kennedy Wilson / Proxy Statement 2021 /   77

OTHER MATTERS

Stockholder Proposals

A stockholder who wishes to make a proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for our Annual Meeting of Stockholders that will be held in 2022 must submit such proposal to the Company no later than December 29, 2021; provided, however, that in the event the 2022 Annual Meeting is held more than 30 days prior to or after June 10, 2022, then the deadline to submit the proposal is a reasonable time before the Company begins to print and send its proxy materials.

In order for a stockholder to submit its own proposal to be considered at the 2021 Annual Meeting, other than pursuant to Rule 14a-8, such stockholder must submit the proposal to the Company not less than 90 days nor more than one hundred and 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, then the deadline to submit the proposal will be no earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

In order to be valid, a stockholder’s proposal must set forth (a) as to each person whom the stockholder proposes to nominate for election as director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected; (b) as to each matter the stockholder proposes to bring before the annual meeting and the beneficial owner, if any, on whose behalf the proposal is made, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder and the beneficial owner in such business; and (c) as to the stockholder giving the notice (i) the name and record address of the stockholder and the beneficial owner, (ii) the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder and the beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal or that has been entered into between or among the stockholder and/or the beneficial owner the intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or changes to the voting power of, the stockholder or beneficial owner, (iv) a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at the annual meeting and whether or not the stockholder or the beneficial owner intends to deliver a proxy statement or solicit proxies, and (v) any other information relating to the stockholder or beneficial owner required to be disclosed in a proxy statement or other filings required to be made in connection with the stockholder proposal in accordance with Section 14(a) of the Exchange Act.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual report or Notice of Internet Availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report or Notice of Internet Availability of proxy materials addressed to those stockholders. A number of brokers with account holders who are our stockholders may “household” our proxy materials. In that event, only one annual report and this proxy statement will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and this proxy statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement was delivered. If you wish to receive a separate copy of the annual report and this proxy statement or Notice of Internet Availability of proxy materials, please notify your broker and the Company by calling or sending a letter to the Secretary of the Company, c/o Kennedy-Wilson Holdings, Inc., at 151 S. El Camino Drive, Beverly Hills, California 90212. The Company’s telephone number is (310) 887-6400. You can also obtain a copy at https://www.cstproxy.com/kennedywilson/2021. The Company will promptly deliver, without charge, an additional copy

78   / Kennedy Wilson / Proxy Statement 2021

of any such proxy statement and annual report or Notice of Internet Availability upon request. Also, stockholders who share an address and receive multiple copies of the annual report and this proxy statement can notify their broker or the Company in writing or orally at the above provided address or telephone number and request that the Company deliver a single copy of these materials.

Other Matters

Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in this proxy statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

Where You Can Find More Information

We file annual, quarterly and current reports and other information with the SEC.

The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is www.sec.gov.

Our corporate website is www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this proxy statement.

STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE ANNUAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 29, 2021. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS OTHERWISE DISCLOSED.

By Order of the Board of Directors,

Name: In Ku Lee
Senior Vice President, Deputy General Counsel and Secretary

April 29, 2021

Kennedy Wilson / Proxy Statement 2021 /   79

APPENDIX A

Certain Definitions And Reconciliation Of Non-GAAP Financial Measures

We use certain non-GAAP measures to analyze our business, including Adjusted EBITDA and Adjusted Net Income. We use these metrics for evaluating the success of our company and believe that they enhance the understanding of our operating results.

“Adjusted EBITDA” represents net income before interest expense, our share of interest expense included in income from investments in unconsolidated investments, depreciation and amortization, our share of depreciation and amortization included in income from unconsolidated investments, loss on early extinguishment of corporate debt and income taxes, share-based compensation expense for the Company and EBITDA attributable to noncontrolling interests.

Please also see the reconciliation of Adjusted EBITDA to net income as reported under GAAP below and also available at www.kennedywilson.com. Our management uses Adjusted EBITDA to analyze our business because it adjusts net income for items we believe do not accurately reflect the nature of our business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe Adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations. However, Adjusted EBITDA is not a recognized measurement under GAAP and when analyzing our operating performance, readers should use Adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not remove all non-cash items (such as acquisition-related gains) or consider certain cash requirements such as tax and debt service payments. The amount shown for Adjusted EBITDA also differs from the amount calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

“Adjusted Net Income” represents net income before depreciation and amortization, our share of depreciation and amortization included in income from unconsolidated investments, share-based compensation, preferred dividends and net income attributable to noncontrolling interests, before depreciation and amortization. Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.

“Estimated annual NOI” is a property-level non-GAAP measure representing the estimated annual net operating income from each property as of the date shown, inclusive of rent abatements (if applicable). The calculation excludes depreciation and amortization expense, and does not capture the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures, tenant improvements, and leasing commissions necessary to maintain the operating performance of our properties. Any of the enumerated items above could have a material effect on the performance of our properties. Also, where specifically noted, for properties purchased in 2020, the NOI represents estimated Year 1 NOI from our original underwriting. Estimated year 1 NOI for properties purchased in 2020 may not be indicative of the actual results for those properties. Estimated annual NOI is not an indicator of the actual annual net operating income that the Company will or expects to realize in any period. Please also see the definition of “Net operating income” below. The Company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of each of the component reconciling items, and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, the sale of real estate that have not yet occurred and other items and are out of the Company’s control. For the same reasons, the Company is unable to meaningfully address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors.

80   /   Kennedy Wilson   /   Proxy Statement 2021

“Equity partners” refers to non-wholly-owned subsidiaries that we consolidate in our financial statements under U.S. GAAP and third-party equity providers.

“Fee-Bearing Capital” represents total third-party committed or invested capital that we manage in our joint ventures and commingled funds that entitle us to earn fees, including without limitation, asset management fees, construction management fees, acquisition and disposition fees and/or promoted interest, if applicable.

“Net operating income” or “NOI” is a non-GAAP measure representing the income produced by a property calculated by deducting certain property expenses from property revenues. Our management uses net operating income to assess and compare the performance of our properties and to estimate their fair value. Net operating income does not include the effects of depreciation or amortization or gains or losses from the sale of properties because the effects of those items do not necessarily represent the actual change in the value of our properties resulting from our value-add initiatives or changing market conditions. Our management believes that net operating income reflects the core revenues and costs of operating our properties and is better suited to evaluate trends in occupancy and lease rates. Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.

A reconciliation of net income to Adjusted EBITDA is presented below:

	Years Ended December 31,

(Dollars in millions)	2020	2019	2018	2017	2016

Net income	$ 107.8	$321.1	$212.1	138.0	$76.5

Non-GAAP adjustments:

Add back:

Interest expense	211.2	215.1	238.2	217.7	191.6

Kennedy Wilson’s share of interest expense included in investment in unconsolidated investments	33.0	32.1	26.0	23.0	23.0

Depreciation and amortization	179.6	187.6	206.1	212.5	198.2

Kennedy Wilson’s share of depreciation and amortization included in unconsolidated investments	6.9	8.2	13.2	16.2	20.8

Provision for (benefit from) income taxes	43.6	41.4	58.0	(16.3)	14.0

Kennedy Wilson’s share of taxes included in unconsolidated investments	1.1	—	—	—	—

Share-based compensation	32.3	30.2	37.1	38.4	65.1

EBITDA attributable to noncontrolling interests	(7.5)	(107.6)	(78.0)	(173.8)	(239.3)

Adjusted EBITDA	$ 608.0	$728.1	$712.7	455.7	$349.9

Kennedy Wilson   /   Proxy Statement 2021   /   81

APPENDIX A

A reconciliation of net income to adjusted net income is presented below:

	Years Ended December 31,

(Dollars in millions)	2020	2019	2018	2017	2016

Net income	$107.8	$321.1	$212.1	138.0	$76.5

Non-GAAP adjustments:

Add back:

Depreciation and amortization	179.6	187.6	206.1	212.5	198.2

Kennedy Wilson’s share of depreciation and amortization included in unconsolidated investments	6.9	8.2	13.2	16.2	20.8

Share-based compensation	32.3	30.2	37.1	38.4	65.1

Net income attributable to the noncontrolling interests, before depreciation and amortization(1)	(2.5)	(102.0)	(71.5)	(117.8)	(169.3)

Preferred dividends and accretion of preferred stock issuance costs	(17.2)	(2.6)	—	—	—

One-time tax remeasurement(3)	—	—	—	(44.8)	—

Adjusted Net Income(2)	$306.9	$442.5	$397.0	$242.5	$191.3

(1) (2) See “Non-GAAP Measures and Certain Definitions” for definitions and discussion of Adjusted Net Income.

(3) Recorded as a result of US federal tax legislation, commonly referred to as the “Tax Cuts and Jobs Act”, signed into law on December 22, 2017.

82   /   Kennedy Wilson   /   Proxy Statement 2021

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK «« « EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

KENNEDY-WILSON HOLDINGS, INC.	Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 9, 2021.

INTERNET –

www.cstproxyvote.com

Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –

If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend;

https://www.cstproxy.com/kennedywilson/2021

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” NOMINEES AND “FOR” PROPOSALS NO. 2 AND NO. 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN TO THE RIGHT.

Please mark your votes like this

	1.	Election of Directors									To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for the 2021 fiscal year.
		(1)	Richard Boucher	FOR ☐	AGAINST ☐		ABSTAIN ☐			3.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		(2)	Norman Creighton	☐	☐		☐
		(3)	William J. McMorrow	☐	☐		☐
		(4)	Kent Mouton	☐	☐		☐

2.		To approve, on an advisory nonbinding basis, the compensation of the Company’s named executive officers.				FOR ☐		AGAINST ☐	ABSTAIN ☐		To change the address on your account, please check the box to the right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

CONTROL NUMBER

Signature Signature, if held jointly Date , 2021
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held June 10, 2021

The proxy statement and our 2020 Annual Report to Stockholders are available at https://www.cstproxy.com/kennedywilson/2021

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

  PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KENNEDY-WILSON HOLDINGS, INC.

The undersigned appoints William J. McMorrow and Justin Enbody, and each of them individually (each with full power to act alone) as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all of the shares of common stock of Kennedy-Wilson Holdings, Inc. held of record by the undersigned at the close of business on April 23, 2021 at the Annual Meeting of Stockholders to be held via live webcast at https://www.cstproxy.com/kennedywilson/2021, on June 10, 2021 at 9:00 a.m. Pacific Time or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FOUR NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Address Change

(Continued, and to be marked, dated and signed, on the other side)